UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.    )

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BNC Bancorp

(Exact name of registrant as specified in its charter)

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3980 Premier Drive, Suite 210
High Point, North Carolina 27265

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 19, 2016 AT 4:00 P.M.

Dear Shareholder:

The Annual Meeting of Shareholders of BNC Bancorp, a North Carolina corporation (the “Company”), will be held on May 19, 2016 at 4:00 p.m. Eastern Time, at The String & Splinter, 305 W. High Avenue, High Point, North Carolina 27260 for the purpose of considering and voting upon the following:

1.	Election of Directors: A proposal to elect six persons who will serve as members of our Board of Directors (the “Board”). Four persons are proposed to serve three-year terms expiring at our 2019 Annual Meeting of Shareholders, and two persons are proposed to serve one-year terms expiring at our 2017 Annual Meeting of Shareholders, or until their successors are duly elected and qualified (the “directors proposal”).
2.	Advisory Vote to Approve Executive Compensation: A proposal to approve, on an advisory basis, our executive compensation (the “say on pay proposal”).
3.	Ratification of Appointment of Independent Registered Public Accounting Firm: A proposal to ratify the appointment of Cherry Bekaert LLP (“Cherry Bekaert”) as our independent registered public accounting firm for the fiscal year ending December 31, 2016 (the “auditor proposal”).
4.	Other Business: To act upon any other matter that may properly come before the Annual Meeting or any adjournment thereof.

Only shareholders of record at the close of business on March 25, 2016 will be entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

The Board recommends that shareholders vote “FOR” each of the director nominees, “FOR” the say on pay proposal, and “FOR” the auditor proposal.

On or about April 6, 2016, we began mailing to our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including our 2015 Annual Report to Shareholders, via the Internet. The Notice of Internet Availability of Proxy Materials also contains instructions on how to receive a paper copy of the proxy materials. Copies of our Notice of Annual Meeting, proxy statement, proxy card, and 2015 Annual Report to Shareholders are available at www.edocumentview.com/BNCN.

You are cordially invited to attend the Annual Meeting in person. However, even if you expect to attend the Annual Meeting, you are requested to read the proxy materials carefully and then vote your proxy as soon as possible. You may vote over the Internet, by telephone, or by mailing a completed proxy card. The giving of an appointment of proxy will not affect your right to revoke it or to attend the Annual Meeting and vote in person.

If your shares are held in the name of a broker, bank, or other fiduciary, please follow the instructions on the voting instruction card provided by such person.

You may revoke your proxy at any time prior to or at the Annual Meeting by written notice to the Company, by executing a proxy bearing a later date, or by attending the Annual Meeting and voting in person.

If you have any questions or need assistance voting your shares, please contact Drema Michael, our Director of Corporate and Investor Relations, at (336) 802-5204.

By Order of the Board of Directors,

Richard D. Callicutt II
President and Chief Executive Officer

High Point, North Carolina
April 6, 2016

i

PROXY STATEMENT

Annual Meeting of Shareholders
To Be Held On May 19, 2016

General

This proxy statement is first being made available to our shareholders on or about April 6, 2016 for solicitation of proxies by the Board of Directors (the “Board”) of BNC Bancorp. Our administrative office is located at 3980 Premier Drive, Suite 210, High Point, North Carolina 27265. Our telephone number is (336) 476-9200.

In this proxy statement, the terms “we,” “us,” “our,” “BNC,” and the “Company” refer to BNC Bancorp. The term “Bank” means Bank of North Carolina, our wholly-owned, North Carolina-chartered bank subsidiary. The terms “you” and “your” refer to the Company’s shareholders.

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Shareholders to Be Held May 19, 2016.

The Notice, Proxy Statement, and 2015 Annual Report to Shareholders are also available at www.edocumentview.com/BNCN. You may access the above off-site website by going to www.bncbancorp.com and clicking on the link under the “Investor Relations” tab.

INFORMATION ABOUT THE ANNUAL MEETING

Your vote is very important. For this reason, our Board is requesting that you allow your common stock to be represented at our 2016 Annual Meeting of Shareholders (the “Annual Meeting”) by the proxies named in this proxy statement.

The following are answers to certain questions that you may have regarding the Annual Meeting. We urge you to read carefully the remainder of this document because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the documents incorporated by reference in this document.

When and where is the Annual Meeting?

The Annual Meeting will be held at 4:00 p.m., Eastern Time, on May 19, 2016. The Annual Meeting will be held at The String & Splinter, 305 W. High Avenue, High Point, North Carolina 27260.

What items will be voted on at the Annual Meeting?

1.	Election of Directors
2.	Advisory Vote to Approve Executive Compensation
3.	Ratification of Appointment of Independent Registered Public Accounting Firm
4.	Other Business. To consider any other business as may properly come before the Annual Meeting or any adjournment.

Who can vote?

Only holders of record of our common stock or unvested shares of our restricted stock that have voting rights at the close of business on March 25, 2016 (the “Record Date”), will be entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. On the Record Date, there were 35,991,976 shares entitled to vote and 3,333 shareholders of record. This includes 14,520 unvested shares of restricted stock entitled to vote as of the Record Date. The Company also has 4,820,844 shares of non-voting common stock outstanding as of the Record Date. Shares of our non-voting common stock are not entitled to vote at the Annual Meeting.

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a paper copy of the proxy materials?

We are using the rule of the Securities and Exchange Commission (“SEC”) that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to our shareholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of the proxy materials. All shareholders receiving such notice will have the ability to access the proxy materials over the Internet and may request to receive a paper copy of the proxy materials by mail.

How can I access the proxy materials over the Internet or obtain a paper copy?

Your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction card will contain instructions on how to view our proxy materials for the Annual Meeting on the Internet and obtain a paper copy of the proxy materials by mail. In addition, the Notice of Internet Availability of Proxy Materials contains instructions on how shareholders may request to receive proxy materials in printed form by mail or electronically on an ongoing basis. Your Notice of Internet Availability of Proxy Materials will also provide instructions on how to receive your future proxy materials electronically. If you choose to receive future proxy materials electronically, we will provide instructions, containing a link to the website where those materials are available and a link to the proxy voting website. Your election to receive proxy materials electronically will remain in effect until you revoke it.

How do I vote by proxy?

You may vote your shares over the Internet by following the instructions on the Notice of Internet Availability of Proxy Materials or the proxy card (if received by mail). If you have received a paper copy of the proxy card by mail, you may vote your shares by marking, signing and dating the proxy card and returning it in the postage-paid envelope, or by following the telephone voting procedures described on the proxy card. If you vote by proxy before the Annual Meeting, the proxies will vote your shares as you directed. The Board has appointed proxies to represent shareholders who cannot attend the Annual Meeting in person.

For the election of directors, you may vote: “FOR” all the nominees, to “WITHHOLD” your vote from all nominees, or “FOR All Except” those nominees that you designate. For the say on pay proposal and the auditor proposal, you may vote “FOR” or “AGAINST” or you may “ABSTAIN” from voting. If a nominee for election as a director becomes unavailable for election at any time at or before the Annual Meeting, the proxies may vote your shares for a substitute nominee.

If you return your signed proxy card but do not specify how you want to vote your shares, the proxies will vote them “FOR” the election of each of the six director nominees, “FOR” the say on pay proposal, and “FOR” the auditor proposal in accordance with Board’s recommendations.

Other than those discussed in this proxy statement, we are not aware of any other matters to be brought before the Annual Meeting. If matters other than those discussed are properly brought before the Annual Meeting, the proxies may vote your shares in accordance with their best judgment.

How do I change or revoke my proxy?

If you are a holder of record of our common stock, you may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) timely submitting another proxy via the telephone or Internet, (3) delivering a written revocation letter to our Secretary, or (4) attending the Annual Meeting in person, notifying our Secretary, and voting by ballot at the Annual Meeting. Attendance at the Annual Meeting will not automatically revoke your proxy. A revocation or later-dated proxy received by the Company after the Annual Meeting will be ineffective. Our Secretary’s mailing address is 3980 Premier Drive, Suite 210, High Point, North Carolina 27265, Attention: Secretary. If you hold your shares in “street name” through a bank or broker, you should contact your bank or broker if you want to revoke your proxy.

How does the Board recommend that I vote at the Annual Meeting?

The Board recommends that you vote “FOR” each of the six director nominees, “FOR” the say on pay proposal, and “FOR” the auditor proposal.

How many votes can I cast?

You are entitled to one vote for each share held as of the Record Date on each nominee for election and each other matter presented for a vote at the Annual Meeting. You may not vote your shares cumulatively in the election of directors.

How many votes are required to approve each of the proposals?

A vote on the proposals presented at the Annual Meeting will occur only if a quorum is present. Election as a director requires a plurality of the votes cast in person or by proxy. If you withhold your vote on a nominee, your shares will not be counted as having voted for that nominee.

The say on pay proposal is an advisory vote. For this non-binding proposal to be approved, the votes cast in favor of the proposal must exceed the votes cast against the proposal.

The auditor proposal requires that the votes cast in favor of the proposal exceed the votes cast against the proposal.

Any other matters properly coming before the Annual Meeting for a vote will require the affirmative vote of the holders of a majority of the shares represented in person or by proxy at the Annual Meeting and entitled to vote on that matter.

What are broker non-votes?

A broker “non-vote” occurs when a brokerage firm, bank, or other nominee does not vote shares that it holds in “street name” on behalf of a beneficial owner because the beneficial owner has not provided voting instructions to the nominee with respect to a “non-routine” matter. The directors proposal and the say on pay proposal are “non-routine” matters for which a nominee will not have the discretion to vote without voting instructions from the beneficial owner. The auditor proposal is a “routine” matter for which a nominee will have the discretion to vote without voting instructions from the beneficial owner.

How are abstentions and broker non-votes counted?

Abstentions and broker non-votes are not treated as votes cast on any proposal; therefore, they will have no effect on the vote for any of the proposals to be presented at the Annual Meeting. In the event there are insufficient votes present at the Annual Meeting for a quorum or to approve or ratify any proposal, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

What constitutes a “quorum” for the Annual Meeting?

The presence at the Annual Meeting, in person or by proxy, of holders of a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business. Abstentions and broker non-votes, if any, will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Who pays for the solicitation of proxies?

We will pay the cost of preparing, printing, distributing, and mailing materials in connection with this solicitation of proxies. In addition to solicitation by mail, our officers, directors, and regular employees, as well as those of the Bank, may make solicitations personally, by telephone, or otherwise without additional compensation for doing so. Upon request, we will reimburse brokerage firms, banks, and others for their reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners of stock or otherwise in connection with this solicitation of proxies.

What do I need to do now?

After you have carefully read this proxy statement and have decided how you wish to vote your shares, please vote your shares promptly so that your shares are represented and voted at the Annual Meeting. If you hold your shares in your name as a shareholder of record, you may vote your shares over the Internet by following the instructions on the Notice of Internet Availability of Proxy Materials or the proxy card (if received by mail). If you hold your shares in your name as a shareholder of record and you have received a paper copy of the proxy materials, you may complete, sign, date, and mail your proxy card in the postage-paid return envelope, or follow the telephone or Internet voting procedures described on the proxy card, as soon as possible. If you hold your shares in “street name” through a bank or broker, you must direct your bank or broker how to vote in accordance with the instructions you have received from your bank or broker. You may also cast your vote in person at the Annual Meeting. “Street name” shareholders who wish to vote in person at the Annual Meeting will need to obtain a proxy form from the institution that holds their shares.

Why is my vote important?

If you do not submit a proxy or vote in person, it may be more difficult for us to obtain the necessary quorum to hold our Annual Meeting.

What if I abstain from voting, withhold my vote, or fail to instruct my bank or broker?

With respect to the directors proposal, “WITHHOLD” votes and broker non-votes, if any, are not treated as votes cast, and therefore will have no effect on the outcome of that proposal. With respect to the say on pay proposal and the auditor proposal, if you (1) mark “ABSTAIN” on your proxy, (2) fail to submit a proxy or vote in person at the Annual Meeting or (3) fail to instruct your bank or broker how to vote, it will have no effect on the outcome of such proposals.

Can I attend the Annual Meeting and vote my shares in person?

Yes. All shareholders, including shareholders of record and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the Annual Meeting. Holders of record of common stock can vote in person at the Annual Meeting. If you are not a shareholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares, such as a broker, bank, or other nominee, to be able to vote in person at the Annual Meeting. If you plan to attend the Annual Meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. The Company reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices, or any similar equipment during the Annual Meeting is prohibited without our express written consent.

Who may solicit proxies on our behalf?

In addition to solicitation of proxies by the Company by mail, proxies may also be solicited by our directors and employees personally, and by telephone, facsimile, or other means.

Whom should I call with questions?

If you have any questions concerning this proxy statement, would like additional copies of this proxy statement, need help voting your shares of our common stock, or need directions to the Annual Meeting so you can vote in person, please contact Drema Michael, our Director of Corporate and Investor Relations, by mail at 3980 Premier Drive, Suite 210, High Point, North Carolina 27265, or by phone at (336) 802-5204.

How can I determine the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final results will be announced in a Current Report on Form 8-K that will be filed with the SEC within four business days after the conclusion of the Annual Meeting.

When are proposals for the 2017 Annual Meeting due?

To be considered for inclusion in the proxy materials solicited by the Board for the 2017 Annual Meeting of Shareholders, proposals must be received by our Secretary at our administrative office at 3980 Premier Drive, Suite 210, High Point, North Carolina 27265 no later than December 7, 2016. To be included in the proxy materials, a proposal must comply with our bylaws, Rule 14a-8 and all other applicable provisions of Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Any proposal not intended to be included in the proxy statement for the 2017 Annual Meeting of Shareholders, but intended to be presented at that annual meeting, must be received by us at our administrative office listed above no earlier than January 19, 2017 and no later than February 18, 2017.

PROPOSAL 1 — ELECTION OF DIRECTORS

General

Our bylaws provide that so long as the number of directors is nine or more, the directors shall be divided into three classes, as nearly equal as possible in the number of directors per class. Each class of directors is generally elected for a three-year staggered term. The Board has currently set the number of directors at fifteen. One class of directors is generally voted on annually. If elected, four of the director nominees will serve a three-year term, while two of the director nominees will serve a one-year term.

Our bylaws provide that in order to be eligible for consideration at the Annual Meeting, all nominations of directors, other than those made by the Nominating and Corporate Governance Committee or the Board must be in writing and must generally be delivered to our Secretary no earlier than 120 days nor later than 90 days prior to the first anniversary of the last Annual Meeting of Shareholders.

The following provides information about the six nominees for election to the Board, including each nominee’s specific experience, qualifications, attributes, and skills that lead the Board to conclude that each nominee is well qualified to serve as a member of the Board. Information about the nine continuing directors can be found under the heading “Directors and Executive Officers — Board of Directors” below.

Nominees for Terms Ending as of the 2019 Annual Meeting (Three-Year Term)

Lenin J. Peters, M.D., age 64, is the President of Bethany Medical Center. He has served as a director of the Bank since 1991 and of the Company since 2002 and has over 25 years of experience as a director of financial institutions. Dr. Peters earned his medical degree from the University of Pittsburgh, Pennsylvania. He has attended several financial and corporate governance courses from the Wharton School of Business. The Board believes that Dr. Peters’ experience as a long-standing director and his broad knowledge of the Company and its business activities qualify him to serve on the Board.

John S. Ramsey, Jr., age 67, is a self-employed business consultant and a former director of KeySource Financial, Inc. (“KeySource”). He joined the Board after the Company acquired KeySource in 2012. Mr. Ramsey has worked in the insurance industry since 2008. Mr. Ramsey has over 40 years of banking experience. He received a B.S. in Business Administration from the University of South Carolina and has attended the North Carolina Banking Association (“NCBA”) Directors College and numerous NCBA seminars. The Board believes that Mr. Ramsey’s extensive experience in working with financial institutions, together with his understanding and oversight of the Company’s financial reporting and corporate finance matters, qualify him to serve on the Board.

Thomas R. Smith, CPA, age 67, is a partner with Smith Leonard PLLC, a CPA firm. He has served as a director of the Bank since 1997 and of the Company since 2002 and has over 25 years of experience as a director of financial institutions. Mr. Smith earned a B.S. degree from Barton College. He has attended Director Assemblies and Directors College with the NCBA and numerous NCBA seminars. The Board believes that Mr. Smith’s oversight and risk management experience, in addition to his knowledge of and experience in financial reporting and accounting, qualify him to serve on the Board.

D. Vann Williford, age 68, is the Chief Executive Officer of Vesco Material Handling Equipment, Inc. (d/b/a Atlantic Coast Toyotalift). He has served as a director of the Bank since 1991 and of the Company since 2002 and has over 25 years of experience as a director of financial institutions. Mr. Williford earned a B.S. degree from North Carolina State University. He has attended NCBA Director Assemblies and the NCBA Directors College. The Board believes that Mr. Williford’s management experience, ability to collaborate, and his experience with the Company qualify him to serve on the Board.

Nominees for Terms Ending as of the 2017 Annual Meeting (One-Year Term)

Abney S. Boxley III, age 58, has been a director of the Company since the acquisition of Valley Financial Corporation (“Valley”) in July 2015. Mr. Boxley has been President and Chief Executive Officer of Boxley Materials Company, a construction materials producer, since 1988. As Chief Executive Officer of Boxley Materials Company, Mr. Boxley has extensive financial management, governance, and strategic analysis experience and has been involved in numerous merger and acquisition activities. Mr. Boxley has served as director of the following entities during the past five years: Valley, Valley Bank, Boxley Materials

Company, RGC Resources, Graham-White Manufacturing, Carilion Clinic, Art Museum of Western Virginia/Taubman Museum of Art, Episcopal High School, Alexandria, VA, Virginia Foundation for the Arts and Sciences/Center in the Square, the Business Council, Roanoke Regional Partnership, and the Roanoke Valley Development Foundation. He received his B.A. in Economics from Washington and Lee University and his M.B.A. from the University of Virginia. The Board believes that Mr. Boxley’s deep understanding of mergers and acquisitions, business development, and institutional knowledge of the financial services sector qualify him to serve on the Board.

Thomas R. Sloan, age 71, is retired. Mr. Sloan serves as Chairman of the Board of the Company and the Bank. He was previously employed as an internal consultant with Essilor Laboratories of America, an optical equipment and supply company, until 2003. Prior to 2003, he was the Chairman of Essilor Laboratories of America. Mr. Sloan has served as a director of the Company and the Bank since 2006 and has over 15 years of banking experience. Mr. Sloan earned a B.S. and M.S. in Optics from the University of Rochester and an M.B.A. from Northeastern University. He has attended several NCBA Director Assemblies and the NCBA Directors College and numerous NCBA seminars. Mr. Sloan serves on the Board of Trustees of the University of Rochester and chairs the Executive Committee of the Board. Mr. Sloan has served on the board of the following companies: Precision Fabrics Group, Inc.; Piedmont Pharmaceuticals, Inc.; AgData, Inc.; Mediwave Star Technology, Inc.; and Bioptigen, Inc., none of which are publicly traded. The Board believes that Mr. Sloan’s strong leadership attributes and in-depth knowledge of business operations and strategy qualify him to serve on the Board.

We have no reason to believe that any of the nominees for election will be unable or will decline to serve if elected. In the event of death or disqualification of any nominee or the refusal or inability of any nominee to serve as a director, however, the proxies will vote for the election of another person as they determine in their discretion or may allow the vacancy to remain open until filled by the Board. In no circumstance will any proxy be voted for more than two nominees who are not named in this proxy statement. Properly executed and returned proxies, unless revoked, will be voted as directed by you or, in the absence of direction, will be voted in favor of the election of the recommended nominees. An affirmative vote of a plurality of votes cast at the Annual Meeting is necessary to elect a nominee as a director.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS
VOTE “FOR” EACH OF THE SIX DIRECTOR NOMINEES.

PROPOSAL 2 — ADVISORY VOTE TO APPROVE OUR EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in July 2010, and rules adopted by the SEC under the Dodd-Frank Act, at least once every three years, we are required to give our shareholders an opportunity to vote, on a non-binding, advisory basis, to approve the compensation of our named executive officers. This compensation is disclosed in the proxy statements for our Annual Meetings of Shareholders in accordance with SEC rules and regulations. At our 2013 Annual Meeting of Shareholders, our shareholders voted, as recommended by the Board, to hold a “say on pay” vote annually. Consequently, we are once again giving shareholders the opportunity to approve our executive compensation.

We believe that our compensation policies and procedures are designed to establish an appropriate relationship between executive pay and the annual and long-term performance of the Company and the Bank, to reflect the attainment of short-and long-term financial performance goals, to enhance our ability to attract and retain qualified executive officers and to align to the greatest extent possible interests of management and shareholders. These policies and procedures are described in detail on pages 19 to 37 of this proxy statement. At our 2015 Annual Meeting of Shareholders, 83% of the votes cast voted in favor of the advisory vote on executive compensation.

The say on pay proposal gives you, as a shareholder, the opportunity to vote on the compensation of our named executive officers through the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers as disclosed in the proxy statement for our 2016 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, named executive officer compensation tables and related narrative discussion, is hereby APPROVED.”

In accordance with applicable law, this vote is “advisory,” meaning it will serve as a recommendation to the Compensation Committee and the Board, but will not be binding. However, the Compensation Committee will consider the outcome of the vote when determining future executive compensation arrangements.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS
VOTE “FOR” APPROVAL OF OUR EXECUTIVE COMPENSATION.

PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF OUR INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit and Compliance Committee of the Board has appointed Cherry Bekaert as the independent registered public accounting firm to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2016, subject to ratification by the Company’s shareholders. Representatives of Cherry Bekaert are expected to attend the Annual Meeting and will be afforded an opportunity to make a statement, if they so desire, and to respond to appropriate questions from shareholders.

Audit Fees.  We incurred aggregate fees of $476,900 for fiscal year 2015 and $450,786 for fiscal year 2014, respectively, for the audits of consolidated financial statements, reviews of our quarterly consolidated financial statements and the audit of the design and operating effectiveness of internal control over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-Related Fees.  We incurred aggregate audit-related fees of $14,400 for fiscal year 2015 and $16,000 for fiscal year 2014, respectively, for assurance services related to the audits of our employee benefit plan.

Tax Fees.  We did not incur any fees payable to Cherry Bekaert for tax services for fiscal years 2015 and 2014.

All Other Fees.  We did not incur any fees payable to Cherry Bekaert for any other services for fiscal years 2015 and 2014.

Audit and Compliance Committee Pre-Approval Policies and Procedures

The fees billed by Cherry Bekaert are pre-approved by our Audit and Compliance Committee in accordance with the policies and procedures for the Audit and Compliance Committee set forth in the committee’s charter. The Audit and Compliance Committee typically pre-approves all audit and non-audit services provided by our independent registered public accounting firm and may not engage our independent registered public accounting firm to perform any prohibited non-audit services. For fiscal years 2015 and 2014, all of the fees paid for audit and audit-related services were pre-approved.

The Audit and Compliance Committee reviews the non-audit services performed by Cherry Bekaert, if any, and determines whether the rendering of non-audit professional services by Cherry Bekaert, as identified above, is compatible with maintaining Cherry Bekaert’s independence.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS
VOTE “FOR” RATIFICATION OF APPOINTMENT OF CHERRY BEKAERT AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

DIRECTORS AND EXECUTIVE OFFICERS

In addition to the previously listed incumbent directors who are nominated for re-election, the following lists the remainder of the incumbent directors and the incumbent executive officers of the Company. The following includes each director’s specific experience, qualifications, attributes, and skills that lead the Board to conclude that each director is well qualified to serve as a member of the Board. Each member of our Board also serves as a member of the Board of Directors of the Bank.

Board of Directors

Directors whose terms expire in 2017

Joseph M. Coltrane, Jr., age 69, is retired, but serves as “of counsel” with the law firm Coltrane, Grubbs & Whatley, PLLC. He has served as a director of the Bank and the Company since 2002 and has over 18 years of banking experience as a director. Mr. Coltrane earned a B.A. in Journalism and a law degree (J.D.) from the University of North Carolina at Chapel Hill. He has completed several hundred hours of legal and continuing education sponsored by the North Carolina Bar Association and the UNC Banking Institute, and has attended Director Assemblies and the Advanced Directors College offered by the NCBA and the office of the North Carolina Commissioner of Banks. The Board believes that Mr. Coltrane’s substantial business experience with family-owned real estate investment firms, his extensive knowledge of Winston-Salem, Greensboro and High Point banking and business communities and markets, and his strong risk management skills qualify him to serve on the Board.

Elaine M. Lyerly, age 64, is the majority shareholder and serves as the Chief Executive Officer of Lyerly Agency, Inc., a marketing and public relations company, and is the majority member of Buffalo Girls, LLC. She joined the Board after the Bank’s acquisition of First Trust Bank (“First Trust”) in 2012. Ms. Lyerly also served as a board member and vice chair of the National American Red Cross and serves on the International Movement Council. Ms. Lyerly has an Associate’s Degree from Central Piedmont Community College and has attended the NCBA Directors College. The Board believes that Ms. Lyerly’s thorough knowledge of business operations and strategy, together with her broad experience related to financial and corporate governance matters, qualify her to serve on the Board.

G. Kennedy Thompson, age 65, is a Principal of Aquiline Capital Partners LLC, a New York based financial services private equity firm (“Aquiline”). Aquiline indirectly owns 4.19% of the Company’s voting common stock and 100% of the Company’s non-voting common stock. Mr. Thompson is Aquiline’s representative (the “Board Representative”) on the Board pursuant to an Investment Agreement between Aquiline and the Company (the “Investment Agreement”). Under the terms of the Investment Agreement, we are required to use our reasonable best efforts to have the Board Representative elected as a director of the Company by our shareholders. Further, upon the death, resignation, retirement, disqualification, or removal from office of the Board Representative as a member of the Board or the Board of Directors of the Bank, Aquiline has the right to designate the replacement for such Board Representative. We are required to use our reasonable best efforts to take all action required to fill the vacancy resulting therefrom with such person. Mr. Thompson was President and Chief Executive Officer of Wachovia Corporation from 2000 to 2008. He worked at Wachovia and First Union for 32 years. Mr. Thompson served in numerous industry leadership positions, including Chairman of The Clearing House, Chairman of The Financial Services Roundtable, Chairman of the Financial Services Forum, and President of the International Monetary Conference. He served on the Federal Advisory Council of the Federal Reserve Board for three years and was President in 2007. In the past five years, he has served on the board of Hewlett-Packard and Carolinas Healthcare System. He is a Trustee of The Morehead-Cain Foundation. Mr. Thompson received a B.A. from the University of North Carolina at Chapel Hill and an M.B.A. from Wake Forest University. The Board believes that Mr. Thompson’s expertise in analyzing companies in the financial services industry and extensive knowledge of the Company’s industry and its competition qualify him to serve on the Board.

Richard F. Wood, age 71, is retired from Wells Fargo Advisors, where he previously served as a Financial Advisor/Investment Officer. He is the Secretary of the Company. Mr. Wood has served as a director of the Bank since 1991 and of the Company since 2002 and has over 25 years of banking experience. Mr. Wood attended East Carolina University. He has attended Director Assemblies and Directors College with the NCBA. The Board believes that Mr. Wood’s leadership attributes, work experience in the financial services sector, and institutional knowledge qualify him to serve on the Board.

Directors Whose Terms Expire in 2018

James T. Bolt, Jr., age 67, formerly an Executive Vice President of the Bank, retired on December 31, 2014. He served as the Chief Executive Officer and President of First Trust for 13 years and, on December 1, 2012, joined the Board after the Bank acquired First Trust in 2012. Mr. Bolt has 43 years of banking experience. He received a B.S. in Business Administration from East Carolina University. Mr. Bolt is also a graduate of Stonier Graduate School of Banking and the NCBA Directors College. He is active in civic and charitable endeavors and currently serves as a member of the North Carolina Banking Commission. The Board believes that Mr. Bolt’s strong experience in the financial services sector, institutional knowledge, and leadership attributes qualify him to serve on the Board.

Richard D. Callicutt II, age 57, is the President and Chief Executive Officer of the Company and the Bank. He has been employed by the Bank since 1991 and the Company since its organization in 2002. He has served as a director of the Bank and the Company since 2003 and has over 30 years of banking experience. Mr. Callicutt earned a B.S. degree from High Point University. He has attended numerous seminars and Directors College with the NCBA. The Board believes that Mr. Callicutt’s strong leadership as President and Chief Executive Officer, executive experience, deep institutional knowledge and perspective regarding the Company’s strengths, weaknesses, and opportunities qualify him to serve on the Board.

Charles T. Hagan III, age 67, is an attorney and has been a member of Hagan Barrett & Langley PLLC from May 2007 to the present. Prior to May 2007, he was an attorney and member at Nexsen, Pruet, Adams, Kleemeier PLLC. He has served as a director of the Bank and the Company since 2006 and has over 10 years of banking experience. Mr. Hagan earned a B.A. degree from the University of North Carolina at Chapel Hill and a J.D. from Wake Forest University. He has attended Director Assemblies, Directors College and numerous seminars with the NCBA. The Board believes that Mr. Hagan’s leadership skills, work experience and strong risk management skills qualify him to serve on the Board.

W. Swope Montgomery, Jr., age 67, is retired. Mr. Montgomery is the former President and Chief Executive Officer of the Company and Chief Executive Officer of the Bank. He has served as a director of the Bank since 1991 and of the Company since 2002 and has over 40 years of banking experience. Mr. Montgomery retired from his positions with the Company and the Bank in June 2013 but remains on the Board as Vice Chairman. He earned a B.A. degree from the University of North Carolina at Chapel Hill and has attended numerous seminars and Directors College with the NCBA. The Board believes that Mr. Montgomery’s strong leadership and deep institutional knowledge and perspective regarding the Company’s strengths, weaknesses, and opportunities qualify him to serve on the Board.

Robert A. Team, Jr., age 61, is the President of Carolina Investment Properties, Inc., President of Team Concepts, Inc., and Manager of Premier Center Associates, LLC. He has served as a director of the Bank since 2000 and of the Company since 2002 and has over 15 years of banking experience. Mr. Team earned a B.S. degree from Wake Forest University. He has attended numerous seminars and Directors College with the NCBA. The Board believes that Mr. Team’s in-depth knowledge of business operations and strategy qualifies him to serve on the Board.

No director or principal officer is related to another director or principal officer. No director is a director of any other company with a class of securities registered pursuant to the Exchange Act.

Executive Officers

Information regarding Mr. Callicutt, our President and Chief Executive Officer, is included in the director profiles set forth above.

David B. Spencer, age 53, serves as Senior Executive Vice President and Chief Financial Officer of the Bank and the Company. He has been employed by the Bank since 1997 and the Company since its organization in 2002. Mr. Spencer has over 25 years of banking experience.

Ronald J. Gorczynski, age 50, serves as Executive Vice President and Chief Accounting Officer of the Company and the Bank. Prior to July 2013, Mr. Gorczynski served as Senior Vice President and Managing Director of Accounting and Financial Reporting for the Company and the Bank. Before joining the Bank in 2009, Mr. Gorczynski served as the Chief Financial Officer of Square 1 Bank in Durham, North Carolina.

CORPORATE GOVERNANCE

Board Leadership Structure

We have traditionally operated with separate Chief Executive Officer and Chairman of the Board positions. The Board believes that separating the Chief Executive Officer and Chairman roles, as well as having a majority of independent directors, provides the optimal board leadership structure for the Company and our shareholders. Our Chief Executive Officer’s responsibility is to manage the Company, and the Chairman’s responsibility is to lead the Board. Thomas R. Sloan, an independent director, currently serves as Chairman of the Board. Each of the Board’s committees is chaired by independent directors. The Board has determined that, as of January 1, 2016, the following directors are independent under NASDAQ listing requirements: Abney S. Boxley III, Joseph M. Coltrane, Jr., Charles T. Hagan III, Elaine M. Lyerly, Lenin J. Peters, M.D., John S. Ramsey, Jr., Thomas R. Sloan, Thomas R. Smith, CPA, G. Kennedy Thompson, D. Vann Williford, and Richard F. Wood. See “Certain Relationships and Related Transactions” on page 42 of this proxy statement for a discussion of certain relationships between the Company and its directors.

We have four standing Board committees: Executive, Nominating and Corporate Governance, Audit and Compliance, and Compensation. The Bank has Asset/Liability Management and Loan Committees, respectively. The duties of our Board committees and the qualifications of the independent directors are described below.

The Nominating and Corporate Governance Committee, as part of its annual review, evaluates the Board leadership structure and Board performance and reports its findings to the Board.

Board’s Role in Risk Oversight

Directors keep themselves informed of the activities and condition of the Company and of the risk environment in which it operates by regularly attending Board and committee meetings, and by reviewing meeting material and auditors’ findings and recommendations. Directors also stay abreast of current trends and regulatory developments through briefings from senior management, legal counsel, auditors or other consultants, as well as more formal director education. Each of the Company’s and the Bank’s committees considers risks within its area of responsibility. The Bank’s Asset/Liability Management and Loan Committees, respectively, give monthly reports to the Board. The Audit and Compliance Committee and the Board focus on our most significant risks in the areas of liquidity, credit, technology, interest rate, and general risk management strategy. The Board sets policy guidelines in the areas of loans and asset/liability management that are reviewed on an on-going basis. William McKendry, the Bank’s Chief Enterprise Risk Officer, brings a diverse banking background with extensive experience in risk management. He is responsible for managing and monitoring risks and implementing appropriate strategies to mitigate identified risks. Additionally, he makes reports to the Board on our risk management strategies regarding risk mitigation. Management, the Board, and the Board’s committees utilize third-party consultants and advisors to help them examine and assess the Bank’s and the Company’s enterprise risk management. While the Board oversees our risk management, management is responsible for day-to-day risk management following the dictates of the Board’s policy decisions.

Communication with Board Members

We do not have formal procedures for shareholder communication with the Board. In general, our directors and officers are easily accessible by telephone, postal mail, or e-mail. Any matter intended for the Board, or any individual director, can be directed to Richard D. Callicutt II, our President and Chief Executive Officer, or David B. Spencer, our Chief Financial Officer, at our principal executive office, 3980 Premier Drive, Suite 210, High Point, North Carolina 27265. You also may direct correspondence to the Board, or any of its members, in care of the Company at the foregoing address. Your communication will be forwarded to the intended recipient unopened.

Attendance at Annual Meetings

Although it is customary for all of our directors to attend our Annual Meetings of Shareholders, we have no formal policy in place requiring attendance. All of our directors attended our 2015 Annual Meeting of Shareholders.

Shareholder Nominations

Our bylaws provide that in order to be eligible for consideration at our Annual Meeting of Shareholders, all nominations of directors, other than those made by the Nominating and Corporate Governance Committee, must be in writing and must be delivered to our Secretary no earlier than 120 days nor later than 90 days prior to the first anniversary of the last Annual Meeting of Shareholders; provided, however, that if the date of the Annual Meeting of Shareholders is not scheduled to be held within a period that commences 30 days before the preceding year’s anniversary date and ends 60 days after such anniversary date, a shareholder nomination must be delivered to our Secretary before the close of business by the later of (i) 90 days prior to the Annual Meeting of Shareholders or (ii) the tenth day following the date on which the date of the Annual Meeting of Shareholders was first publicly announced or disclosed. Shareholder nominations must provide the information and comply in all respects with the requirements set forth in our bylaws.

The Board may disregard any nomination that does not comply with the requirements set forth in our bylaws. Upon the instruction of the Board, the inspector of voting for an Annual Meeting of Shareholders may disregard all votes cast for a nominee if the nomination does not comply with these requirements. Shareholders should direct written notice of nominations to our Secretary.

Board Meetings

The Board is scheduled to meet on a monthly basis or as needed. During 2015, the Board met ten times. All incumbent directors attended more than 75% of the total number of meetings of the Board and the committees on which they served during the year.

Executive Session

The members of the Board who are independent under NASDAQ listing standards meet regularly in executive session without management present. Executive sessions are generally held in connection with a regularly scheduled Board meeting. In addition, executive sessions may be held when called by two or more directors or at the request of the Board.

Committees of the Board

The Board has four standing committees: the Executive Committee, the Nominating and Corporate Governance Committee, the Audit and Compliance Committee, and the Compensation Committee. The Board appoints the members of these Committees annually from among its members.

Executive Committee.  The Executive Committee consists of Thomas R. Sloan (chairman), Richard D. Callicutt II, Charles T. Hagan III, Lenin J. Peters, M.D., Thomas R. Smith, CPA, Robert A. Team, Jr., and D. Vann Williford. The Executive Committee makes recommendations to the Board and acts on policies adopted by the Board in the absence of a meeting of the entire Board. During the fiscal year ended December 31, 2015, the Executive Committee met four times.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee consists of Charles T. Hagan III (chairman), Abney S. Boxley III, Joseph M. Coltrane, Jr., Elaine M. Lyerly, and Richard F. Wood. All members of the Nominating and Corporate Governance Committee are independent under applicable NASDAQ listing standards. The Nominating and Corporate Governance Committee evaluates qualifications and candidates for positions on the Board and nominates new and replacement members for the Board. In addition, the Nominating and Corporate Governance Committee facilitates an annual evaluation by Board members of the performance and leadership structure of the Board, as a whole, as well as each individual director. The findings from this evaluation are reported to the Board.

In reviewing candidates for the Board, the Nominating and Corporate Governance Committee seeks individuals whose background, knowledge, and experience will assist the Board in furthering the interests of the Company and our shareholders. Some of the factors considered in the Nominating and Corporate Governance Committee’s evaluation of potential directors include:

•	financial, regulatory, accounting, and business experience, knowledge of the banking and financial services industries, familiarity with the operations of public companies, and the ability to understand financial statements;
•	personal financial interest in the Company’s and the Bank’s long-term growth, stability, and success;
•	the need for a director possessing particular skills, experience, attributes, or experience;
•	diversity;
•	community leadership and involvement;
•	the performance and past and future contributions of our current directors;
•	the value of continuity on the Board;
•	personal and professional integrity, honesty, and reputation;
•	the ability to devote sufficient time and energy to the performance of his or her duties;
•	independence requirements under applicable SEC and NASDAQ listing standards; and
•	contributions to the range of talent, skill, and expertise appropriate for the Board.

The Nominating and Corporate Governance Committee reviews the qualifications of, and approves and recommends to the Board, those individuals to be nominated for positions on the Board and submitted to shareholders for election at each Annual Meeting. With respect to nominating an existing director for re-election to the Board, the Nominating and Corporate Governance Committee will consider and review an existing director’s Board and committee attendance and performance, length of Board service, experience, skills, and contributions that the existing director brings to the Board. In addition, the Nominating and Corporate Governance Committee will consider nominees for the Board by shareholders that are proposed in accordance with the advance notice procedures in our bylaws that are described under “Proposals for 2017 Annual Meeting” on page 43 of this proxy statement.

The Nominating and Corporate Governance Committee identified director nominees from various sources such as officers, directors, and shareholders, but did not retain the services of any third party consultants to assist in identifying and evaluating potential nominees in 2015. The Nominating and Corporate Governance Committee will consider and evaluate a director candidate recommended by a shareholder in the same manner as a Nominating and Corporate Governance Committee-recommended nominee. The Nominating and Corporate Governance Committee did not receive any shareholder nominations of directors for the Annual Meeting.

We do not have a written mandatory diversity policy; however, when considering nominees for the Board, the Nominating and Corporate Governance Committee defines diversity broadly to include (in addition to race, gender, ethnicity and age) differences in professional experience, educational background, geographic mix within our market area, and skills and other individual qualities and attributes that foster board heterogeneity in order to encourage and maintain board effectiveness. Accordingly, diversity is one of multiple factors considered by the Nominating and Corporate Governance Committee in selecting director nominees and is consistent with the Nominating and Corporate Governance Committee’s goal of creating a board of directors that best serves the needs of the Company and its shareholders. Any qualified candidate receives consideration regardless of race, gender, or national origin.

A copy of the Nominating and Corporate Governance Committee charter, which is reviewed annually, is available on our website at www.bncbancorp.com under the “Investor Relations” tab. The Nominating and Corporate Governance Committee met four times during the fiscal year ended December 31, 2015.

Audit and Compliance Committee.  The Board has a standing Audit and Compliance Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit and Compliance Committee consists of Thomas R. Smith, CPA (chairman), Joseph M. Coltrane, Jr., Charles T. Hagan III, Elaine M. Lyerly, John S. Ramsey, Jr., and Richard F. Wood. All members of the Audit and Compliance Committee are independent under applicable NASDAQ listing standards and SEC rules and regulations. The Audit and Compliance Committee meets on an as-needed basis (but no less than four times per year) and, among other responsibilities:

•	appoints, compensates, and retains our independent auditor;
•	oversees the independent auditing of the Company;
•	arranges for, receives, and reviews periodic written and verbal reports from the independent auditors, from management, and from all internal audit contractors and employees;
•	reviews corporate policies regarding compliance with laws and regulations, conflicts of interest, and employee misconduct and reviews situations related thereto;
•	monitors for compliance with laws, regulations, the Employee Code of Business Conduct and Ethics and the Director Code of Business Conduct;
•	reviews and develops our internal audit policies and procedures, and appoints, meets with, and oversees all internal audit contractors and employees and the management employees who are directly responsible for those activities;
•	establishes and reviews annually procedures for the receipt, retention, and treatment of complaints regarding accounting, internal auditing controls, and auditing matters;
•	pre-approves all audit and non-audit related services provided by the independent auditor; and
•	performs other duties as may be assigned to it by the Board.

The Board has determined that each of Messrs. Smith and Ramsey is an “audit committee financial expert” and independent as defined under applicable NASDAQ listing standards and SEC rules and regulations. The Board’s affirmative determination was based upon, among other things, the educational and professional credentials, and financial background of Messrs. Smith and Ramsey.

A copy of the Audit and Compliance Committee Charter, which is reviewed annually, is available on our website at www.bncbancorp.com under the “Investor Relations” tab. The Audit and Compliance Committee met nine times during the fiscal year ended December 31, 2015.

Compensation Committee.  The Compensation Committee is responsible for developing, implementing, and maintaining our compensation policies. The Compensation Committee consists of D. Vann Williford (chairman), Joseph M. Coltrane, Jr., Lenin J. Peters, M.D., Thomas R. Sloan, and John S. Ramsey, Jr. All members of the Compensation Committee are independent under applicable NASDAQ listing standards and SEC rules and regulations. Direct responsibilities of the Compensation Committee include, but are not limited to:

•	evaluating and approving goals and objectives relevant to compensation of the named executive officers and evaluating the performance of the executives in light of those goals and objectives;
•	determining and approving the compensation level for the Chief Executive Officer;
•	reviewing and approving the compensation structure for other key executive officers;
•	evaluating and approving all grants of equity-based compensation to executive officers;
•	reviewing performance-based and equity-based incentive plans for the Chief Executive Officer and other executive officers, as well as reviewing any other benefit programs presented to the Compensation Committee by the Chief Executive Officer;
•	recommending director compensation to the Board;

•	recommending any equity compensation grants to the Board for approval;
•	reviewing and recommending employment or other agreements with our executive officers;
•	reviewing the Company’s and the Bank’s overall compensation practices to ensure that those practices do not encourage unnecessary and excessive risk that threaten the value of the Company and the Bank; and
•	reviewing our compliance with legal and regulatory requirements related to compensation practices and arrangements.

A copy of the Compensation Committee’s Charter, which is reviewed annually, is available on our website: www.bncbancorp.com under the “Investor Relations” tab. The Compensation Committee met three times during the fiscal year ended December 31, 2015.

Committees of the Bank Board

All of the members of the Board serve on the Board of Directors of the Bank. The Bank’s Board of Directors has appointed several standing committees to which certain responsibilities have been delegated, including the Asset/Liability Management Committee and the Loan Committee.

Code of Ethics

We have a Code of Business Conduct and Ethics Policy for our directors, as well as a Code of Business Conduct and Ethics Policy for our officers and employees. These Codes of Business Conduct and Ethics require that individuals avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in the best interests of the Company and the Bank. Both Codes of Business Conduct and Ethics are guides to help ensure that all directors and employees live up to the highest ethical standards.

Copies of both Codes of Business Conduct and Ethics are available on our website at www.bncbancorp.com under the “Investor Relations” tab. As is permitted by the SEC, we intend to post on our website any amendment to, or waiver from, any provision in the Code of Business Conduct and Ethics Policy that applies to the Chief Executive Officer, Chief Financial Officer, or any other senior financial officer that performs similar functions, or that relates to any element of the standards enumerated in SEC rules.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires certain of our officers and directors, and persons who own more than ten percent of our common stock, to file reports of ownership and changes in ownership with the SEC. Such executive officers, directors, and greater-than-ten percent beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company’s certain officers and directors, we believe that during the fiscal year ended December 31, 2015, all the officers and directors and greater-than-ten percent beneficial owners complied with all applicable Section 16(a) filing requirements, except for Abney S. Boxley III, one of our directors, who failed to timely report his acquisition of an aggregate of 76,785 shares of our common stock in connection with our merger with Valley Financial Corporation. The Form 4 reflecting Mr. Boxley’s acquisition of our common stock was filed with the SEC on July 22, 2015.

References to our Website Address

References to our website address throughout this proxy statement and the accompanying materials are for informational purposes only, or to fulfill specific disclosure requirements of SEC rules. These references are not intended to, and do not, incorporate the contents of our website by reference into this proxy statement or the accompanying materials.

AUDIT AND COMPLIANCE COMMITTEE REPORT

In the performance of its oversight function, the Audit and Compliance Committee has reviewed and discussed the audited consolidated financial statements with management and our independent registered public accounting firm. The Audit and Compliance Committee has also reviewed and discussed with management and our independent registered public accounting firm management’s assessment of the effectiveness of our internal control over financial reporting and our independent registered public accounting firm’s evaluation of our internal control over financial reporting.

The Audit and Compliance Committee reviewed with our independent registered public accounting firm its judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit and Compliance Committee under the applicable Public Company Accounting Oversight Board standards and SEC Rule 2-07 of Regulation S-X.

The Audit and Compliance Committee has received the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding our independent registered public accounting firm’s communications with the Audit and Compliance Committee concerning independence, and has discussed with our independent registered public accounting firm that firm’s independence. In addition, the Audit and Compliance Committee has considered whether the provision of services other than audit services during fiscal year 2015 by our independent registered public accounting firm for that period, is compatible with maintaining the accountant’s independence.

Based upon these reviews and discussions, the Audit and Compliance Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for filing with the SEC.

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

AUDIT AND COMPLIANCE COMMITTEE:

Thomas R. Smith, CPA (Chairman)
Joseph M. Coltrane, Jr.
Charles T. Hagan III
Elaine M. Lyerly
John S. Ramsey, Jr.
Richard F. Wood

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion & Analysis (“CD&A”) describes our compensation philosophy, objectives, alignment of pay and performance, and decision-making process related to the compensation provided to our named executive officers, who are listed below:

•	Richard D. Callicutt II, President and Chief Executive Officer
•	David B. Spencer, Senior Executive Vice President and Chief Financial Officer
•	Ronald J. Gorczynski, Executive Vice President and Chief Accounting Officer

Executive Summary

Program Objectives.  Our compensation program is designed to link our performance to the total compensation paid to our named executive officers. Each year we review our compensation philosophy and pay program to ensure that total compensation is closely aligned with our philosophy, business strategy, and our financial performance. Beginning in 2012 and continuing into 2013, the Compensation Committee redesigned our compensation program to create a formalized program with emphasis on performance-based compensation. This program focuses on long-term value creation rather than short-term results and does not incentivize behaviors that encourage unnecessary risk taking. Over the course of 2015, the Compensation Committee continued to utilize the redesigned executive compensation program to make executive compensation decisions.

Company Performance and Compensation Alignment

Our achievements in 2015 included the following:

•	Total operating earnings for 2015 were $52.7 million, an increase of 49.6% from $35.3 million for 2014;
•	Total assets increased from $4.07 billion at December 31, 2014 to $5.67 billion at December 31, 2015, an increase of 39.2%. This increase was primarily due to our acquisition of Valley Financial Corporation and seven branch offices from CertusBank, N.A., as well as significant growth in our originated loan portfolio;
•	Total non-performing assets of $51.3 million at December 31, 2015, or 0.90% of total assets, as compared to $67.3 million, or 1.65% of total assets, at December 31, 2014;
•	Entered into definitive agreements to acquire Southcoast Financial Corporation and High Point Bank Corporation; and
•	Completed a public offering of 2.59 million shares of common stock, yielding net proceeds of $57.6 million.

In alignment with these achievements, key changes made to executive compensation for 2015 included the following and are discussed in greater detail later in this section. We believe that these compensation decisions support both our current year and long-term strategic objectives:

•	base salaries were increased for Mr. Callicutt (3.33%), Mr. Spencer (2.95%), and Mr. Gorczynski (3.99%) based on a market review of compensation paid to officers in our peer group and surveys, as well as our overall financial and operating performance;
•	annual incentive compensation awards under the BNC Bancorp Executive Incentive Program (“Executive Incentive Program”) were granted to Mr. Callicutt (82.90% of base pay) and Mr. Spencer (72.67% of base pay), both of which represented payouts between target and superior performance, based on the range of performance established under such program (Mr. Gorczynski did not participate in the program); and

•	to continue our long-term strategic practice of increasing equity ownership for our executive team, Mr. Gorczynski was granted a restricted stock unit award for 5,000 shares of our common stock, vesting over a three-year period.

In addition, the Compensation Committee continued to formalize executive compensation practices in 2015. As part of the effort, we continued the following practices:

•	equity compensation opportunities constitute a significant portion of overall compensation in order to align executives’ interests with shareholders’ interests; and
•	the cash incentive program uses a structured and formalized process with pre-established performance goals for determining the amount, if any, of cash incentives paid.

Compensation Philosophy

Given today’s competitive marketplace, along with our long track record of consistent financial results that have exceeded those of our peers, the Compensation Committee believes that retaining each member of our existing management team and attracting other high-level management talent are each critical components to our long-term success. We provide a total compensation program designed to attract the qualified executives necessary to meet our needs as defined by our strategic plan, while also retaining and motivating executives whose performance supports the achievement of our long-term plans and short-term goals. The following summarizes the guiding principles of our compensation philosophy:

•	support the attainment of our vision, business strategy, and operating imperatives;
•	align management and shareholder interests;
•	reinforce our business values;
•	compensate our executives fairly for their efforts and reward achievement of our goals; and
•	guide the design and implementation of effective executive compensation and benefit plans.

Moreover, the Compensation Committee incorporates best practices into the oversight of the compensation decision-making and administrative processes. For example:

•	we use a structured annual incentive plan in which both the quantitative and qualitative components are well defined;
•	equity awards vest over a long time horizon;
•	we have instituted anti-hedging and anti-pledging policies; and
•	we use the services of an independent compensation consultant.

Elements of Compensation

The principal components of our compensation program for the named executive officers are base salary, performance-based cash compensation and equity incentive compensation, retirement benefits, and other executive benefits.

Base Salary.  The salaries of our named executive officers are designed to:

•	provide base pay benchmarked to the individual’s level of responsibility, talent, and experience;
•	provide financial predictability;
•	provide a salary that is market competitive; and
•	promote retention of executives.

Salaries are reviewed annually, and adjustments, if any, are made based on:

•	a review of market analyses that compare our named executive officers’ salaries to those in our peer group and surveys;
•	an evaluation of the individual officer’s responsibilities, job scope, and individual performance;
•	our overall financial and operating performance; and
•	the internal equity of our named executive officers’ current compensation.

In 2015, the named executive officers received base salary increases. The Compensation Committee considered compensation paid to officers in similar positions within our peer group, compensation survey data, and our overall financial and operating performance. To make this decision, the Compensation Committee reviewed market competitiveness, each officer’s performance, contribution, and responsibilities and reporting relationships. Specific increases granted in 2015 are as follows:

Named Executive Officer	2015 Base Salary	2014 Base Salary	% Increase
Richard D. Callicutt II	$558,000	$540,000	3.33%
David B. Spencer	453,000	440,000	2.95%
Ronald J. Gorczynski	286,400	275,400	3.99%

BNC Bancorp Executive Incentive Program.  As part of our executive compensation program redesign in 2013, the Compensation Committee implemented the Executive Incentive Program, which was also approved by the Board. Messrs. Callicutt and Spencer participate in the Executive Incentive Program. The Executive Incentive Program is designed to focus these executives on building a strong foundation for success and long-term sustainability while recognizing shorter-term performance during the calendar year. Awards under this program represent compensation that must be earned each year based on attainment of performance goals.

Performance goals are proposed each year by management and are subsequently reviewed and approved by the Compensation Committee. In addition, under the Executive Incentive Program, the Compensation Committee determines the mix of cash and/or equity that may be awarded under the Executive Incentive Program, and determines the payouts, if any, to the extent that performance goals have been met.

Incentive award targets and ranges are reviewed annually and adjusted as necessary by the Compensation Committee to ensure that they provide meaningful but risk-balanced incentives based on achievement of predefined performance goals. Incentive award targets are defined as a percentage of the participant’s average base earnings in a given program year, which runs from January 1 through December 31. The Executive Incentive Program allows for target incentive payouts up to 60% of the average base earnings for Mr. Callicutt and 52.5% of the average base earnings for Mr. Spencer. Both Messrs. Callicutt and Spencer could receive greater awards, if performance exceeds target levels. For 2015, Messrs. Callicutt and Spencer participated in the Executive Incentive Program and their incentive opportunities, as a percentage of average base earnings, were as follows:

		Richard D. Callicutt II			David B. Spencer
	Weight	Potential Award as % of Base Earnings			Potential Award as % of Base Earnings
Performance Measures		Threshold	Target	Superior	Threshold	Target	Superior
Operating EPS	30%	9%	18%	27%	7.9%	15.7%	23.7%
Asset Growth	15%	4.5%	9%	13.5%	3.9%	7.9%	11.8%
Non-Performing Asset Ratio	15%	4.5%	9%	13.5%	3.9%	7.9%	11.8%
Qualitative Assessment	40%	12%	24%	36%	10.5%	21%	31.5%
Total	100%	30%	60%	90%	26.2%	52.5%	78.8%

We must achieve a trigger level of performance to activate the Executive Incentive Program. The trigger for 2015 was defined as positive operating income. Once the trigger is achieved for the program year, the program can be funded up to the “Superior” payout level. In 2015, the trigger was met, and the program was funded. The actual performance measures achieved required the program to be funded at the “Superior” level for all measures other than operating earnings per share. The 2015 performance goals and achievements are set forth in the following table:

Performance Measures	Weight	Goals Established for Program Year 2015			Actual Achieved
		Threshold	Target	Superior
Operating EPS	30%	$1.35	$1.44	$1.53	$1.47
Asset Growth	15%	18.20%	23.20%	28.20%	39.18%
Non-Performing Asset Ratio	15%	0.90%	0.80%	0.70%	0.69%
Qualitative Assessment	40%				Superior
Total	100%

On March 4, 2016, the Compensation Committee approved the following metrics for the Executive Incentive Program for 2016:

		Richard D. Callicutt II			David B. Spencer
	Weight	Potential Award as % of Base Earnings			Potential Award as % of Base Earnings
Performance Measures		Threshold	Target	Superior	Threshold	Target	Superior
Operating EPS	37%	11.1%	22.2%	33.3%	22.2%	22.2%	33.3%
Asset Growth	15%	4.5%	9%	13.5%	9%	9%	13.5%
Non-Performing Asset Ratio	15%	4.5%	9%	13.5%	9%	9%	13.5%
Qualitative Assessment	33%	9.9%	19.8%	29.7%	19.8%	19.8%	29.7%
Total	100%	30%	60%	90%	60%	60%	90%

As in 2015, we must achieve a trigger level of performance to activate the Executive Incentive Program in 2016, and the trigger is once again positive operating income. If the trigger is achieved for 2016, the Executive Incentive Program can be funded up to the “Superior” level. The 2016 performance goals are set forth in the following table:

Performance Measures	Weight	Goals Established for Program Year 2016
		Threshold	Target	Superior
Operating EPS	37%	$1.56	$1.66	$1.76
Asset Growth	15%	26.30%	28.80%	31.30%
Non-Performing Asset Ratio	15%	0.67%	0.62%	0.57%
Qualitative Assessment	33%
Total	100%

Operating EPS:	Net income available to common shareholders per GAAP plus fully tax-effected expenses for one-time acquisition and/or capital raise expenses plus or minus fully tax-effected gains or losses from securities not held in trading accounts or acquisitions divided by the weighted-average of common shares outstanding for the period. Other fully tax-effected one-time expenses or income will be added or deducted based on a mutual agreement of the Compensation Committee and Messrs. Callicutt and Spencer. Operating EPS is a non-GAAP financial measure.
Asset Growth:	Year-end total assets less previous year-end total assets, divided by previous year-end total assets.

Non-Performing Asset Ratio:	Year-end non-performing assets (“NPAs”), excluding all covered assets, divided by total assets. Any NPAs from entities acquired within the past 12 months are excluded from the calculation.
Qualitative Assessment:	A qualitative assessment of actions and results by the senior management team that support value creation for our shareholders, an enhanced customer experience, employee satisfaction, and greater safety and soundness. Primary components of this assessment include: 1) quality of earnings; 2) performance against budget; 3) implementation of our strategic plan; 4) acquisitions made during the year, the integration and accretive results of past acquisitions, the actions by executives to bring quality merger and acquisition opportunities to the Board, and results from organic growth initiatives; 5) reduction in total criticized/classified assets (including real estate owned) prior to accounting discounts; and 6) regulatory compliance and risk management results of the Company. The assessment may consider but is not limited to the following: satisfactory exam ratings; resolution of key exam findings; actions and results taken by management to strengthen enterprise risk management, such as information system integration and improved controls and processes.

During 2015, we exceeded our targeted performance for all three quantitative goals, and the Executive Incentive Program was funded at the Superior level. As a result, the Compensation Committee granted the following awards to Messrs. Callicutt and Spencer:

Named Executive Officer	2015 Base Salary	2015 Actual Incentive	% of Average Base Earnings
Richard D. Callicutt II	$558,000	$462,590	82.90%
David B. Spencer	453,000	329,200	72.67%

The Compensation Committee awarded performance units payable in cash to Mr. Callicutt and to Mr. Spencer under the Executive Incentive Program.

Long-Term Equity Incentive Awards.  On May 21, 2013, shareholders approved the BNC Bancorp 2013 Omnibus Stock Incentive Plan (the “Omnibus Incentive Plan”). Pursuant to the terms of the Omnibus Incentive Plan, no new awards can be granted under the former BNC Bancorp Omnibus Stock Ownership and Long Term Incentive Plan (the “2004 Plan”). However, awards previously granted and outstanding under the 2004 Plan remain in effect under the 2004 Plan according to their respective terms, and to the extent that any such award is forfeited, terminates, expires, or lapses without being exercised (to the extent applicable), or is settled for cash, shares of our common stock subject to such award that are not delivered will not be available for grant under the Omnibus Incentive Plan. Dividend equivalents, however, may continue to be issued under the 2004 Plan in respect of awards granted under the 2004 Plan that were outstanding as of May 21, 2013. The Omnibus Incentive Plan provides for the grant of incentive stock options, restricted stock, restricted stock units, stock appreciation rights (“SARs”), performance units, and other stock-based awards. The Omnibus Incentive Plan is used to accomplish the following objectives:

•	balance the short-term orientation of other compensation elements;
•	directly align management and shareholder interests;
•	focus executives on the achievement of long-term results;
•	support the growth and profitability of the Company and the Bank;
•	allow key executives to accumulate equity in the organization; and
•	retain executive talent.

In determining the form of equity to be granted, the Compensation Committee considers many factors, including the ability to drive corporate performance, retention, stock ownership, tax and accounting treatment, and the impact on dilution. To strengthen the link between executives’ compensation and stock price performance, and to enable executives to further accumulate stock holdings in the Company in the future, the Compensation Committee has granted service-based restricted stock awards to the named executive officers. In October 2015, the Compensation Committee granted Mr. Gorczynski a restricted stock unit award of 5,000 shares of common stock vesting in substantially equal increments over a three-year period, subject to his continued employment. In 2014, the Compensation Committee granted Messrs. Callicutt and Spencer restricted stock awards for 189,000 shares of common stock and 132,000 shares of common stock, respectively, vesting over a six-year period.

Stock Compensation Grant and Award Practices.  The Compensation Committee is solely responsible for the development of the schedule of equity awards made to our named executive officers. Until 2013, there had been no formal equity incentive program and equity grants were occasional and on a discretionary basis. Following the Compensation Committee’s implementation of a formal incentive program in 2013, equity grants may continue to be made annually or on a periodic basis. When appropriate, the Compensation Committee’s decisions are reviewed and ratified by the Board. In accordance with our equity plan, the Compensation Committee may grant stock options only at or above fair market value, which is defined as the closing sales price of our common stock on the NASDAQ on the date of grant.

As a result of the financial crisis that began in late 2007, compensation practices of publicly-traded companies receive high scrutiny than in the past, including attention from financial institution regulators, institutional investors, and investor advocates. This trend has particularly affected banks’ equity-based compensation practices with respect to stock option and restricted stock awards. The Compensation Committee keeps pace with and monitors these developments and has noted an increased incidence among community banking organizations of performance-based vesting for equity awards made to senior executive officers. The Compensation Committee believes that our equity-grant practices for senior executive officers are consistent with the Company’s record of performance for long-term creation of shareholder value. Although performance-based vesting for equity awards has become common among our peer banks, the associated disadvantages and expense incurred by these peer banks have led the Committee to implement our unique equity-grant practices at a lower cost. Specifically, the associated disadvantages of performance-based vesting for equity awards include the following: (i) expense of a performance-based equity award must be recognized under GAAP based on the probability of the award’s performance goals being achieved; (ii) expense is incurred during the performance period even though the performance criteria are not guaranteed to be achieved by the end of such period; and (iii) performance criteria might not be achieved and the award might ultimately be forfeited as a result.

In 2009, the Compensation Committee and our executive management collaborated to articulate a long-term, three-to-five year focus on performance results in terms of critically important measures that determine or significantly impact the value of our common stock, such as earnings per share, net income, asset growth, asset quality, tangible book value, core deposits, and tangible capital ratios. The Compensation Committee believes that basing equity-award practices on such factors make executives’ personal financial interests not only closely aligned with stockholder interests but actually identical to stockholder interests. Rather than making equity awards based on prospective achievement of these individual measures of positive financial performance, with the award made now but the executive’s unrestricted entitlement to the award being dependent on future performance, the Compensation Committee chose instead to implement a long-term, three-to-five year plan, making equity awards after — rather than before — the performance goals are actually achieved. This practice: (i) avoids the inefficiency of recognizing expense for an award based on projections that might not ultimately be realized; (ii) recognizes long-term positive performance that actually has already occurred, and (iii) when also subjecting the award to time-based vesting, promotes the goal of executive retention while also delaying expense recognition until time-based vesting occurs.

Taking these considerations into account, the Compensation Committee currently prefers equity awards based on actual achievement of longer-term stockholder value measures, particularly when the awards are coupled with time-based vesting (with accelerated vesting if a change in control occurs before the end of the vesting period). Since initially adopting a disciplined focus on longer-term stockholder value measures in

2009, the Committee updates and monitors the relationship of these performance measures and their relationship to our equity compensation practices. Under the leadership of the current management team, the Company has outperformed peer banks in terms of total shareholder return, growth in earnings per share, and balance sheet growth. For the five-year period ended December 31, 2015, the 309% total shareholder return on our common stock exceeded both the SNL Bank index (163%) and the SNL Southeast Bank index (146%). By way of example, assuming quarterly dividend reinvestment, $100 invested in our common stock at the beginning of the five-year period would had grown to $309.12, as compared to growing to $163.14 for investment in the SNL Bank Index or $146.02 for investment in the SNL Southeast Bank index.

The Committee believes that awarding equity based on actual achievement of strategic business objectives promotes achievement of all of the goals of the Omnibus Incentive Plan, including:

•	balancing the short-term orientation of other compensation elements;
•	aligning very closely management and shareholder interests;
•	focusing executives on the achievement of long-term results;
•	supporting the growth and profitability of BNC and the Bank;
•	allowing key executives to accumulate equity in the organization; and
•	retaining executive talent.

Other Executive Benefits — Perquisites.  We may provide the following to our named executive officers:

•	club memberships and dues;
•	personal use of company-provided auto or auto allowance;
•	expenses for spouses to attend conferences; and
•	personal use of company-provided mobile devices.

For 2015, we determined the level of perquisites and benefits to offer based on the Compensation Committee’s review of similar practices of other financial institutions in our market area. We believe these perquisites serve a dual purpose. They are competitive with companies in our market area and facilitate the officer’s ability to work outside our administrative office by assisting with travel and providing an external location to conduct business. See the Summary Compensation Table on page 30 of this proxy statement for perquisites received by each named executive officer.

Other Executive Benefits — Retirement Benefits.  We maintain Supplemental Executive Retirement Plans (“SERPs”) in the form of salary continuation and split dollar agreements for the benefit of Messrs. Callicutt and Spencer. Our goal is to provide competitive retirement benefits, given the restrictions on executives within tax-qualified plans. The Compensation Committee has worked in past years with consulting firms to analyze the possible benefits of using SERPs to address the issues of internal and external equity in terms of retirement benefits offered to all our employees as a percentage of final average pay and executives in our peer group. The Compensation Committee believes that supplemental retirement benefits are at levels deemed competitive with peers and within annual cost parameters established by the Compensation Committee. See pages 31-32 of this proxy statement for more information on the SERPs.

Deferred Compensation Plan.  We make available to selected members of our senior management team, including all named executive officers and/or other selected employees who are highly compensated, the opportunity to elect to defer current compensation for retirement income or other future financial needs. The plan is a nonqualified deferred compensation plan (the “DCP”) that is designed to be exempt from certain ERISA requirements as a plan that covers a select group of management and certain other highly compensated employees. Deferrals may be held by a trustee in a grantor (rabbi) trust and may be invested in funds that mirror deemed investments selected by the participants and offered pursuant to the plan. Such a trust would not isolate assets for the benefit of the participants. Consequently, distributions made under the DCP will be made from the general assets of the Bank, which could be subject to claims of its creditors. Amounts deferred under the DCP will generally be subject to income taxes payable by the participant in the year in which received (end of the deferral period), but these deferred amounts are subject to employment taxes in the year of deferral. In 2015, Messrs. Spencer and Gorczynski elected to participate in the DCP. No employer contributions were made to the DCP during or prior to 2015.

Other Executive Benefits — Severance Benefits.  We have employment agreements with Messrs. Callicutt and Spencer and a severance agreement with Mr. Gorczynski that provide, among other things, for severance benefits upon certain types of employment terminations. We believe the employment agreements and severance agreement serve a number of functions, including: (i) to enable us to retain our talented executive team; (ii) to mitigate any uncertainty about future employment and continuity of management in the event of a change in control; and (iii) to protect ours, our shareholders’ and customers’ interests through appropriate post-employment restrictions, including non-compete and non-solicitation covenants, in the case of the employment agreements. See pages 30-31 of this proxy statement for additional information regarding the employment agreements and the severance agreement.

Other Executive Benefits — Employee Benefit Plans.  Our named executive officers are eligible to participate in the employee benefit plans available to all of our employees, including medical, dental, life and disability insurance plans, and are also eligible to participate in our 401(k) plan.

Compensation Decision-Making Process

Our compensation structure is designed to ensure direct supervision and accountability with respect to performance evaluations at each level of the organization. The Compensation Committee is directly responsible for determining the total compensation level and individual components of the Chief Executive Officer’s compensation package. The Chief Executive Officer, in turn, is directly responsible for determining the compensation packages for the officers that report directly to him, other than Mr. Spencer and Mr. Gorczynski, subject to the Compensation Committee’s approval.

At our 2015 Annual Meeting of Shareholders, 83% of the votes cast approved of our executive compensation. Based on the results of the 2015 say on pay vote, the Compensation Committee concluded that the compensation paid to the executive officers and our overall pay practices received strong shareholder support and do not require substantial revision to address any shareholder concerns. However, the Compensation Committee remains committed to continuing to review and evolve programs and practices to ensure alignment with our compensation philosophy, business strategy, and regulatory guidelines.

Role of the Compensation Committee.  Each year, the Compensation Committee sets performance goals and reviews all compensation and benefits for the named executive officers. The Committee operates under a written charter that establishes its responsibilities. The Compensation Committee reviews the charter annually to ensure that the scope of the charter is consistent with the Compensation Committee’s expected role. Under the charter, the Compensation Committee is charged with general responsibility for the oversight and administration of our compensation program. The charter gives the Compensation Committee sole responsibility for determining the compensation of the Chief Executive Officer, based on the Compensation Committee’s evaluation of his performance. Additionally, the charter gives the Compensation Committee the responsibility to oversee the establishment of compensation of the other executive officers, by providing compensation parameters and reviewing the Chief Executive Officer’s decisions concerning performance and compensation of the other executive officers. The charter also authorizes the Compensation Committee to engage consultants and other professionals without management’s approval to the extent deemed necessary to discharge its responsibilities.

The Compensation Committee annually conducts a self-assessment of its overall performance and regularly engages in educational events, either through its independent consultant or through attendance at industry-specific events.

The Compensation Committee is also charged with determining and ensuring that our compensation plans do not encourage the named executive officers to take unnecessary and excessive risks that threaten the Company’s value. The compensation and incentive plans encourage behavior focused on creating long-term value, rather than short-term results. Within this framework, a variety of topics are considered, including:

•	parameters of acceptable and excessive risk-taking in light of a number of considerations, including the understanding that some risk-taking is an inherent part of the operations of a financial institution;
•	other controls that the Bank and we have established (other than reviews of our compensation practices) that limit undesirable risk-taking; and
•	our general business goals and concerns, ranging from growth and profitability to the need to attract, retain, and incentivize top-tier talent.

As a result of this review and discussion, the Compensation Committee determined that the design and goals of the existing named executive officers and employee compensation and incentive arrangements do not:

•	create an incentive for the named executive officers or other employees to engage in unnecessary and excessive risk-taking;
•	encourage behavior that is overly focused on short-term results rather than long-term value creation; or
•	encourage manipulation of our reported earnings to enhance the compensation of any employee.

Role of Consultant.  Beginning in 2013, Pearl Meyer & Partners, LLC (“PM&P”), an independent executive compensation consulting firm, was engaged by the Compensation Committee to provide compensation consulting services, including the following:

•	provide information regarding base salary ranges and recommendations for executives;
•	update the Compensation Committee about regulatory matters and trends;
•	assist with the development of executive compensation decisions; and
•	be available to attend Compensation Committee meetings.

The Compensation Committee has adopted a policy requiring that its consultants be independent of the Company and management and that any consultant’s independence must be assessed annually. PM&P reports directly to the Compensation Committee and does not provide any other services to the Company. The Compensation Committee assessed the independence of PM&P and concluded that it was independent under the Compensation Committee’s policy. PM&P’s advice and work did not raise any conflicts of interest, and its advice and work was consistent with applicable SEC and Nasdaq rules and regulations.

Role of Management.  While the Compensation Committee makes independent determinations on compensation of the named executive officers, management may be requested to attend or provide input to the Compensation Committee, especially on matters relating to strategic objectives, company performance goals and the Chief Executive Officer’s self-assessment, the Chief Executive Officer’s assessment of the named executive officers, and design, administration, and operation of our compensation programs. However, although management provides input, management (including the Chief Executive Officer) may not be present during any deliberations or voting by the Compensation Committee on the components of the individual’s personal compensation package or the Company’s aggregate compensation package.

Benchmarking.  The Compensation Committee reviews compensation for executive officers in similar roles and responsibilities at banking institutions that are considered comparable to us when it makes compensation decisions. A primary data source used in the benchmarking for the named executive officers is the information publicly disclosed by a peer group of publicly traded banks. Survey data is also utilized to provide overall market perspective. The Compensation Committee reviews compensation data from its peer group as a market reference and uses the reports from PM&P as a point of reference when making compensation decisions for its named executive officers.

2014 Peer Group

In 2014, American Bankers Association Compensation & Benefits Survey, PM&P Banking Compensation Survey Report, and additional proprietary surveys were used to construct a peer group. PM&P developed the peer group and it was reviewed and approved by the Compensation Committee. This peer group was developed using objective selection criteria and consists of community banks with similar asset size (between $2.2 billion and $12.5 billion, with a median of $5.5 billion for the group) and characteristics, such as growth in franchise value and profitable financial performance, and against whom we would be competing for executive talent. The following companies comprise the peer group used by PM&P during 2014:

Bank of California	Home Bancshares, Inc.
Bank of the Ozarks	National Bank Holdings
Capital Bank Financial	Park Sterling
Cardinal Financial Corporation	Republic Bancorp
Community Trust Bancorp	Southside Bancshares
First Bancorp (North Carolina)	Tompkins Financial
First Financial Bankshares	TowneBank
First Financial Holdings	Union Bankshares
United Bankshares

2015 Peer Group

In 2015, due to our growing asset size, PM&P developed a revised peer group, which consisted of commercial banks within the Southeast, Mid-Atlantic, and South, trading on a national exchange. The revised peer group was reviewed and approved by the Compensation Committee. This peer group consists of community banks with similar asset size (between $3.1 billion and $7.8 billion, with a median of $4.8 billion for the group) and characteristics, such as growth in franchise value and profitable financial performance, and against whom we would be competing for executive talent. The following companies comprise the peer group used by PM&P during 2015:

Ameris Bancorp	ServisFirst Bancshares, Inc.
Cardinal Financial Corporation	Simmons First National Corporation
City Holding Company	South State Corporation
Fidelity Southern Corporation	TowneBank
First Bancorp (North Carolina)	Union Bankshares
Home Bancshares, Inc.	United Community Banks, Inc.
Pinnacle Financial Partners, Inc.	WesBanco, Inc.
Renasant Corporation	Yadkin Financial Corporation

Clawback Policy

We are committed to fully complying with the Dodd-Frank Act regarding a clawback policy once the SEC has promulgated final rules with respect to this requirement. Until final rules are promulgated, the Compensation Committee will address any situation regarding the adjustment or recovery of incentive awards based on performance measures that are later restated or otherwise adjusted in a manner that would reduce the size of an award and will determine the proper course of action taking into consideration fairness to our shareholders and the recipient.

Anti-Hedging Policy

Because we use equity compensation as a way to align our executives’ interests with those of our shareholders, we have an anti-hedging policy, as part of our insider trading in securities policy, to ensure that such alignment remains intact. Certain forms of hedging or monetization transactions may allow an executive to continue owning the stock without the full risks and rewards of ownership and thus would result in the executive no longer having the same objectives as other Company shareholders. Our anti-hedging policy seeks to prevent such misalignment of interests and promotes our compensation philosophy.

Anti-Pledging Policy

Securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company securities, directors, officers and other employees are prohibited from pledging Company securities as collateral for a loan. An exception to this prohibition may be granted by the Board where a person wishes to pledge Company securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities.

Tax and Accounting Considerations

The Compensation Committee and management have considered the accounting and tax impact of various program designs to balance the potential cost to us with the benefit/value to the named executive officers. The accounting and tax treatment of compensation generally has not been a material factor in determining the amount of compensation for our named executive officers.

We account for equity-based compensation following the provisions of Accounting Standards Codification (“ASC”) Topic 718, Compensation — Stock Compensation. The Compensation Committee considers the structure of base salary and bonus compensation in order to maintain the deductibility of compensation under Section 162(m) of the Internal Revenue Code of 1986 (the “Code”). However, the Compensation Committee also takes into consideration other factors, together with Section 162(m) considerations, in making executive compensation decisions and may, in certain circumstances, approve and authorize compensation that is not fully tax-deductible.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K with management. Based on this review and discussion, the Compensation Committee has recommended to the Board that the “Compensation Discussion and Analysis” be included in this proxy statement for our Annual Meeting of Shareholders for filing with the SEC.

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or the Exchange Act and shall not otherwise be deemed filed under such acts.

COMPENSATION COMMITTEE:

  D. Vann Williford (Chairman)
Joseph M. Coltrane, Jr.
Lenin J. Peters, M.D.
John R. Ramsey, Jr.
Thomas R. Sloan

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of our Compensation Committee is now, or formerly was, an officer or employee of the Company or the Bank. None of our named executive officers serves as a member of the board of directors of another entity whose executive officers or directors serve on the Board.

During 2015, the Bank engaged in customary banking transactions and had outstanding loans to certain of our directors, executive officers, members of the immediate families of certain directors and executive officers, and their associates. These loans were made in the ordinary course of business and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the lender. These loans do not involve more than the normal risk of collectability or present other unfavorable features.

2015 SUMMARY COMPENSATION TABLE

The following table sets forth the cash and other compensation, including equity awards, which the Bank and/or we paid or accrued to our named executive officers during the years ended December 31, 2015, 2014, and 2013, respectively:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation(4) ($)	Total ($)
Richard D. Callicutt II President and Chief Executive Officer of BNC and the Bank	2015	549,000	—	—	462,590	109,118	91,038	1,211,746
	2014	508,468	—	3,190,320	450,720	94,403	52,332	4,296,243
	2013	434,234	—	1,074,391	308,988	90,257	50,400	1,958,270
David B. Spencer Senior Executive Vice President and Chief Financial Officer of BNC and the Bank	2015	446,500	—	—	329,200	71,375	62,979	910,054
	2014	421,937	—	2,228,160	326,380	57,695	38,739	3,072,911
	2013	397,678	—	903,171	180,704	55,161	38,452	1,575,166

Ronald J. Gorczynski Executive Vice President and Chief Accounting Officer of BNC and the Bank	2015	280,900	50,000	111,500	—	—	17,464	459,864
	2014	257,820	25,000	82,300	—	—	18,831	383,951
	2013	245,746	25,000	50,240	—	—	16,612	337,598

(1)	Amounts in this column represent the aggregate grant date fair value of restricted stock granted to each named executive officer in accordance with Financial Accounting Standards Board ASC Topic 718, Compensation — Stock Compensation. Restricted stock awards are valued at the closing price of our common stock on the date of the grant.
(2)	Amounts in this column represent performance-based awards earned under our Executive Incentive Program, as described in “Elements of Compensation — BNC Bancorp Executive Incentive Program,” beginning on page 21 of this proxy statement.
(3)	Amounts in this column represent the aggregate increase in actuarial present value of the SERP and the DCP.
(4)	Amounts in this column represent the value of certain perquisites and benefits the Company makes available to its executive officers. Such perquisites can include a Company-provided vehicle, club dues, cell phone and imputed income from Bank-owned split dollar insurance policy. In addition, the amounts in this column include Company contributions to the Bank’s 401(k) plan and dividends on unvested restricted stock.

Name	Total Perquisites ($)	401(k) Plan Contributions ($)	Unvested Restricted Stock Dividends ($)	Total ($)
Richard D. Callicutt II	24,003	20,235	46,800	91,038
David B. Spencer	14,078	15,301	33,600	62,979
Ronald J. Gorczynski	5,211	10,470	1,783	17,464

Employment Agreements

On June 28, 2013, we entered into employment agreements, effective July 1, 2013, with each of Mr. Callicutt and Mr. Spencer (each an “Employment Agreement” and together the “Employment Agreements”).

Under the terms of each Employment Agreement, Mr. Callicutt received a base salary of no less than $475,000 prior to July 1, 2014 and receives a base salary of no less than $540,000 after such date, and Mr. Spencer received a base salary of no less than $400,000 prior to July 1, 2014, and receives a base salary of no less than $440,000 after such date. Each executive’s base salary is subject to annual increases, if any, as determined by the Compensation Committee. Each executive is also eligible to earn an annual bonus award based upon the achievement of performance targets set by the Compensation Committee, with a target annual bonus equal to a percentage of his base salary (60% in the case of Mr. Callicutt and 52.5% in the case of Mr. Spencer).

Each Employment Agreement provides for a three-year term, beginning July 1, 2013, with automatic annual extensions on each annual anniversary date, unless we give the executive notice at least 90 days prior to the annual anniversary date that the employment period will not be extended. If we terminate the executive’s employment for reasons other than cause, death, or disability, or the executive terminates employment for good reason, the executive will generally be entitled to receive: (1) accrued but unpaid base salary and vacation pay through his termination date; (2) reimbursement of expenses incurred prior to his termination date; (3) any unpaid bonus amounts, if then determinable, for the preceding fiscal year; (4) a pro-rated bonus amount for any bonus earned in the year of termination; and (5) an amount equal to 1.5 times the sum of his (A) annual base salary and (B) target bonus. In the event that the executive’s employment is terminated within two years following a change in control, the executive will receive an amount equal to three times the sum of his (A) annual base salary, and (B) target bonus. We will reimburse the executives for legal fees and expenses defending each executive’s rights under his Employment Agreement up to a maximum aggregate amount of $500,000.

Each Employment Agreement also contains a confidentiality provision, contains non-competition and non-solicitation provisions for the 15-month period following the executive’s termination, and amends Section 7.14 of each executive’s Salary Continuation Agreement to address treatment of any payments under Section 4999 and Section 280G of the Internal Revenue Code. See page 36 of this proxy statement for the payments each executive would have been entitled to receive under his respective Employment Agreement had a change in control termination occurred on December 31, 2015.

Severance Agreement

On March 12, 2014, the Company entered into a Change in Control Severance Agreement with Mr. Gorczynski which provides for a three-year term with automatic annual extensions on each annual anniversary date, unless we give him notice at least 60 days prior to the annual anniversary that the Severance Agreement will not be extended. If Mr. Gorczynski’s employment is terminated either without cause or Mr. Gorczynski terminates his employment for good reason, during the two years following a change in control of the Company, he will be entitled to receive: (1) accrued but unpaid base salary and vacation pay through his termination date; (2) reimbursement of expenses incurred prior to his termination date; (3) an amount equal to two times his annual base salary; (4) acceleration of 100% of the unvested portion of his unvested equity awards; and (5) continued health insurance benefits until the earliest to occur of (a) a period of 12 months from the date of his termination, (b) the date upon which he becomes eligible for coverage under a subsequent employer’s insurance plan, and (c) the date he or his dependents cease to be eligible for COBRA coverage. The receipt of severance payments and benefits is subject to Mr. Gorczynski’s signing and not revoking a separation agreement and release of claims. The Severance Agreement also contains a confidentiality provision.

Salary Continuation and Endorsement Split Dollar Agreements

The Bank entered into amended Salary Continuation Agreements and associated Endorsement Split Dollar Agreements with Messrs. Callicutt and Spencer on December 18, 2007. Referred to as “SERPs,” the Salary Continuation Agreements promise a specified annual retirement benefit to each executive when he attains the normal retirement age 65 or a reduced annual benefit if the executive’s employment terminates before age 65, whether termination occurs because of involuntary termination without cause, voluntary termination for any reason, or termination because of disability. Benefits for termination before age 65 are determined solely by the amount of the liability accrual balance maintained by the Bank. Consistent with generally accepted accounting principles, the Bank’s liability accrual balance increases incrementally each month so that the final liability accrual balance at the executive’s normal retirement age equals the present value of the specified normal retirement benefit. If an executive’s employment terminates before age 65, instead of the specified normal retirement benefit he will receive a reduced annual benefit that is based on the amount of the Bank’s liability accrual balance when employment termination occurs. The reduced benefit would not be payable until the executive attains age 65. Annual SERP benefits are payable for life and increases annually by 3%. The SERPs also provide for a lump-sum cash benefit payable immediately after a change in control, regardless of whether the executive’s employment also terminates. For Messrs. Callicutt and Spencer, the lump-sum benefit would consist of cash in an amount equal to the present value of the executive’s specified normal retirement age benefit, meaning the liability accrual balance projected to exist when the executive attains age 65. The SERPs make clear that this lump-sum change-in-control benefit is payable on no more than one occasion. If the change-in-control benefit is paid under the SERPs, the executives would be entitled to no other SERP benefits. If a change in control occurs while the executive is receiving or is entitled at age 65 to receive retirement benefits under the SERP, the executive would instead receive an immediate lump-sum payment consisting of the liability accrual balance. The Bank has assured each executive that it will reimburse the executive’s legal expenses if his SERP is challenged after a change in control, up to $500,000. This promise is in addition to the similar legal fee reimbursement promise contained in the Employment Agreements. See page 36 of this proxy statement for the amount each of Mr. Callicutt and Mr. Spencer would have been entitled to receive had termination occurred on December 31, 2015.

The amended Endorsement Split Dollar Agreements associated with the SERPs assure each participating executives’ designated beneficiaries of a death benefit after the executive’s death, whether death occurs before or after employment termination, but if the executive is terminated for cause he would forfeit all benefits under his SERP and the associated Endorsement Split Dollar Agreement. At each executive’s death, his designated beneficiaries would be entitled to (x) an amount equal to the liability accrual balance existing at the executive’s death, payable under the SERPs in a single lump sum 90 days after the executive’s death, and (y) under the Endorsement Split Dollar Agreements associated with the SERPs, 100% of the net death benefit payable under Bank-owned insurance policies on the executives’ life, payable directly by the insurer to the designated beneficiary. The term net death benefit means the total life insurance policy death proceeds minus the policy cash surrender value. The policy cash surrender value is payable in its entirety to the Bank. The Financial Accounting Standards Board clarified in late 2006 that a split dollar arrangement providing post-retirement death benefits requires the employer to recognize compensation expense during an employee’s working years to account for the split dollar insurance obligation, even though the split dollar benefit will ultimately be paid by the insurance company and not the employer. Accordingly, the Bank recognizes compensation expense associated with this post-retirement split dollar insurance arrangement.

2015 GRANTS OF PLAN-BASED AWARDS

The following table provides information regarding grants of restricted stock from the Omnibus Incentive Plan and cash awards made under the Executive Incentive Program, which were granted to or earned by our named executive officers during fiscal year 2015.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plans Awards(1)			All Other Stock Awards: Number of Shares or Stock or Units(2) (#)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
Richard D. Callicutt II	01/26/15	152,250	304,500	456,750	—	—
	01/20/16	164,700	329,400	494,100
David B. Spencer	01/26/15	110,040	220,500	330,960	—	—
	01/20/16	116,983	234,412	351,842
Ronald J. Gorczynski	10/06/15	—	—	—	5,000	111,500

(1)	Based on the Compensation Committee’s assessment of achievement of the 2015 performance goals, Mr. Callicutt and Mr. Spencer received a performance unit payable in cash of $462,590 and $329,200, respectively, under the Executive Incentive Program, which was paid on January 31, 2016. Based on the Compensation Committee’s assessment of achievement of the 2014 performance goals, Mr. Callicutt and Mr. Spencer received a performance unit payable in cash of $450,720 and $326,380, respectively, under the Executive Incentive Program, which was paid on January 30, 2015.
(2)	On October 6, 2015, Mr. Gorczynski was awarded 5,000 shares of restricted stock under the Omnibus Incentive Plan. Mr. Gorczynski’s restricted stock vests, subject to his continued employment, as follows: (i) 1,666 shares on October 6, 2016; (ii) 1,666 shares on October 6, 2017; and (iii) 1,668 shares on October 6, 2018.

2015 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information regarding equity awards held by our named executive officers on December 31, 2015:

Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Option Exercise Price ($)	Option Expiration Date	Grant Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
Richard D. Callicutt II	—	—	—	—	4/30/2013	50,000	(2)	1,269,000
					10/20/2014	174,000	(6)	4,416,120
David B. Spencer	—	—	—	—	4/30/2013	40,000	(2)	1,015,200
					10/20/2014	120,000	(7)	3,045,600
Ronald J. Gorczynski	8/04/2009	7,000	7.40	8/04/2019	10/10/2013	1,334	(3)	33,857
					12/01/2014	3,334	(4)	84,617
					10/06/2015	5,000	(8)	126,900

(1)	All stock option awards are exercisable.
(2)	These shares of restricted stock vest based on service conditions. Future vesting dates are April 29, 2016 and April 29, 2017.
(3)	These shares of restricted stock vest based on service conditions. Future vesting date is October 10, 2016.
(4)	These shares of restricted stock vest as follows: 1,667 shares vest on December 1 of each of 2016 and 2017.
(5)	Amounts in this column were computed by multiplying the price per share of our common stock on the last day of our fiscal year, December 31, 2015, by the number of shares awarded, rounded to the nearest dollar.
(6)	The remaining award vests, subject to Mr. Callicutt’s continued employment, over five years as follows: (i) 15,000 shares on April 29 of each of 2016 and 2017 and (ii) 48,000 shares on June 30 of each of 2018, 2019, and 2020.
(7)	The remaining award vests, subject to Mr. Spencer’s continued employment, over five years as follows: (i) 12,000 shares on April 29 of each of 2016 and 2017 and (ii) 32,000 shares on June 30 of each of 2018, 2019, and 2020.
(8)	These shares of restricted stock vest as follows: (i) 1,666 shares on October 6, 2016; (ii) 1,666 shares on October 6, 2017; and (iii) 1,668 shares on October 6, 2018.

2015 OPTION EXERCISES AND STOCK VESTED TABLE

The following table provides information regarding restricted stock awards vesting for each of our named executive officers during the year ended December 31, 2015. No stock options vested for our named executive officers during the year ended December 31, 2015.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Richard D. Callicutt II	40,000	741,200
David B. Spencer	32,000	592,960
Ronald J. Gorczynski	1,333	29,753
	1,666	42,466

(1)	Reflects the fair market value of the shares as of the vesting date.

2015 NONQUALIFIED DEFERRED COMPENSATION TABLE

The following table provides information about contributions, earnings, withdrawals, and distributions under the Company’s SERP and the DCP during the year ended December 31, 2015.

Name	Plan	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(2)
Richard D. Callicutt II	SERP	—	109,118	—	—	1,106,961
David B. Spencer	SERP	—	71,375	—	—	705,854
	DCP	22,325	—	139	—	42,990
Ronald J. Gorczynski	DCP	18,793	—	(528)	8,379	47,535

(1)	Includes the total compensation to the above named executive officers for which payment was deferred in 2015. These amounts also comprise a portion of the amounts in the Salary column of the 2015 Summary Compensation Table.
(2)	Of these balances, $41,358 and $49,753 have been reported in the Summary Compensation Table in our proxy statements for previous years for Mr. Spencer and Mr. Gorczynski, respectively. The information in this footnote is provided to clarify the extent to which amounts payable as deferred compensation represent compensation reported in our proxy statements, rather than additional currently earned compensation.

Profit Sharing and 401(k) Plan

The Bank maintains a Profit Sharing Plan and Trust with a qualified cash or deferred feature (the “Retirement Plan”) under Section 401(k) of the Code. All full-time employees as of the beginning of the plan year are eligible to participate in the Retirement Plan. A participating employee may contribute, through payroll deduction, up to 75% of his or her salary on a tax deferred or an after-tax basis subject to the limits and requirements of Section 401(k) of the Code. The Bank has agreed to contribute to the Retirement Plan an amount equal to 50% of such payroll deductions, but no more than 6% of total compensation. The Bank can, in its discretion, make additional contributions to the Plan. Any contributions by the Bank will be fully vested in the participant if he or she has five years of service with the Bank and will be reduced by 20% for each lesser number of years. Effective January 1, 2015, the Bank’s match of participant contributions increased to 100% up to 3% of the participant’s contributions and 50% on 4% and 5% of participant’s contributions. In addition, the Bank’s contributions, both past and future, are immediately vested at 100%. The Bank contributed $2.0 million to the Retirement Plan in 2015.

2015 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLE

The following table summarizes the value of the termination payments and benefits that Mr. Callicutt, Mr. Spencer, and Mr. Gorczynski would receive if they had terminated employment on December 31, 2015, under the circumstances shown. The amounts shown in the table exclude distributions under our 401(k) retirement plan and any additional benefits that are generally available to all of our salaried employees.

Name	Pay Components	Before Change in Control Termination w/o Cause or for Good Reason ($)	After Change in Control Termination w/o Cause or for Good Reason ($)	Termination Due to Death ($)	Termination Due to Retirement ($)	Termination Due to Disability ($)	Voluntary Termination ($)
Richard D. Callicutt II	(a) Cash Severance	1,339,200	2,678,400	—	—	—	—
	(b) Pro-Rata Bonus	334,800	334,800	334,800	—	334,800	—
	(c) Equity Acceleration	5,685,120	5,685,120	5,685,120	—	5,685,120	—
	(d) Benefit Contribution	27,882	55,764	27,882	—	27,882	—
	(e) SERP	896,958	1,882,447	896,958	1,882,447	896,958	896,958
	(f) Outplacement	25,000	25,000	—	—	—	—
	(g) Life Insurance	—	—	1,905,024	—	—	—
	Total	8,308,960	10,661,531	8,849,784	1,882,447	6,944,760	896,958
David B. Spencer	(a) Cash Severance	1,036,238	2,072,475	—	—	—	—
	(b) Pro-Rata Bonus	237,825	237,825	237,825	—	237,825	—
	(c) Equity Acceleration	4,060,800	4,060,800	4,060,800	—	4,060,800	—
	(d) Benefit Contribution	24,120	48,240	24,120	—	24,120	—
	(e) SERP	508,067	1,440,665	508,067	1,440,665	508,067	508,067
	(f) Outplacement	25,000	25,000	—	—	—	—
	(g) Life Insurance	—	—	2,392,560	—	—	—
	Total	5,892,050	7,885,005	7,223,372	1,440,665	4,830,812	508,067
Ronald J. Gorczynski	(h) Accrued Compensation	—	22,031	—	—	—	—
	(i) Cash Severance	—	572,800	—	—	—	—
	(j) Equity Acceleration	—	245,374	—	—	—	—
	(k) Continued Benefits	—	16,080	—	—	—	—
	(g) Life Insurance	—	—	250,000	—	—	—
	Total	—	856,285	250,000	—	—	—

The pay components in the table above were determined as follows:

(a)	As provided in each respective Employment Agreement, upon termination, executives are entitled to a lump sum cash payment equal to the product of the applicable severance multiple and the sum of the executive’s current base salary and target bonus. The severance multiples provided in their Employment Agreements are as follows:

Termination without Cause or For Good Reason in the absence of a change in control	1.5x
Termination without Cause For Good Reason upon a change of control	3x
Death, Disability, Retirement, or Voluntary Termination	0x
(b)	The executives are entitled to receive a pro-rated annual bonus upon termination by the executive for Good Reason or by the Company without Cause (with or without a change in control), death, or disability.
(c)	As provided in the Employment Agreements, upon termination (except for retirement), all outstanding equity awards vest immediately.

(d)	As provided in the Employment Agreements, the executives receive continued coverage under any medical, dental, or life insurance programs for 18 months for termination, other than retirement in the absence of a change in control. The benefit continuation period extends to 36 months upon termination, in the event of a change in control. Benefit costs are based on 2015 employer costs.
(e)	As provided in the SERP agreements, the amounts represent the incremental value of the SERP benefit and are equal to the present value at age 65, the normal retirement age, taking into account the annual 3% benefit increase and using a discount rate equal to the accrual rate used by the Bank to account for its obligations under the SERP, which was 4.5% as of December 31, 2015. Mr. Callicutt reached normal retirement age in 2014 and Mr. Spencer will reach such age in 2017; the annual retirement benefit under the SERP is $129,000 for Mr. Callicutt and $99,000 for Mr. Spencer, payable for the executive’s lifetime and increasing annually by 3% after payments commence.
(f)	As provided in the Employment Agreements, for the one-year period after termination, executives are entitled to receive reasonable outplacement expenses in an amount up to $25,000.
(g)	This amount represents the split-dollar benefit due to beneficiaries.

The Pay Components in the table above for Mr. Gorczynski were determined as follows:

(h)	As provided in Mr. Gorczynski’s Change in Control Severance Agreement (“Severance Agreement”), the Company will pay any accrued but unpaid vacation, expense reimbursements, wages, and other benefits due to him under any Company-approved plan, policy, and arrangements.
(i)	Upon termination by Mr. Gorczynski for Good Reason or by us without Cause (with a Change in Control), Mr. Gorczynski is entitled to receive a lump sum cash severance payment equal to twenty-four (24) months of his then current base salary.
(j)	As provided in the Severance Agreement and upon termination by Mr. Gorczynski for Good Reason or by us without Cause (with a Change in Control), 100% of Mr. Gorczynski’s unvested, then-outstanding equity awards will immediately vest and, if applicable, will become exercisable upon the date of his termination.
(k)	Under the Severance Agreement, and pursuant to COBRA, Mr. Gorczynski is eligible to receive continued health, dental, or vision benefits, that are sponsored by the Company and provided within the time period prescribed in COBRA, for himself and his dependents until the earliest of (i) twelve months from the date of termination, (ii) Mr. Gorczynski becoming eligible under a subsequent employer’s benefit plan(s), or (iii) Mr. Gorczynski or his dependents cease to be eligible for COBRA coverage.

Director Compensation

Directors’ Fees.  It is the role of the Compensation Committee to recommend non-employee director compensation to the Board for approval. The Board and the Compensation Committee believe that director compensation is intended to provide an appropriate level of compensation for work required by directors of a publicly-traded bank holding company. The compensation is intended to align the directors’ interests with the long-term interests of shareholders and is competitive with that of comparable financial institutions.

For the fiscal year ended December 31, 2015, each director received a $32,000 annual retainer; the Chairman of the Board received an additional $28,000. The Chairmen of the Executive Committee, Nominating and Corporate Governance Committee, Audit and Compliance Committee, and Compensation Committee received an additional $8,000, $5,000, $11,000 and $6,000, respectively. The Chairmen of the Bank’s Asset/Liability Management Committee and Loan Committee received an additional $8,000 and $10,000, respectively. Members of our the Executive Committee, Nominating and Corporate Governance Committee, Audit and Compliance Committee, and Compensation Committee received $18,000, $10,000, $15,000 and $12,000, respectively. Members of the Bank’s Asset/Liability Management Committee and Loan Committee received $14,000 and $16,000, respectively.

During 2015, directors’ fees totaled $990,000 in the aggregate. During 2015, directors’ fees of $612,000 were either placed into a “Directors Deferred Compensation Plan,” which was approved by the Board in January 1994, or, in the case of Mr. Thompson, paid to Aquiline Capital Partners LLC pursuant to the Investment Agreement. Prior to the beginning of the applicable fiscal year and consistent with past practice, each non-employee director has the ability to defer up to 100% of the annual retainer and meeting fees. The deferred amounts are deemed invested in director-selected investment alternatives, including our common stock. The Principal administers this plan at an annual cost of $3,544. We have established a rabbi trust to hold the directors’ accrued benefits under the plan. Benefits are paid with a combination of cash and Company stock upon termination of service, retirement, or death.

2015 DIRECTOR COMPENSATION TABLE

The following table reports compensation for the benefit of each non-employee director during the year ended December 31, 2015.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)(1)		Total ($)
James T. Bolt, Jr.	62,000	—	—	—	17,248		260,522	(2)	339,770
Abney S. Boxley III(3)	30,950	—	—	—	—		—		30,950
Joseph M. Coltrane, Jr.	69,000	—	—	—	11,026		522		80,548
Charles T. Hagan III	80,000	—	—	—	336,005		522		416,527
Elaine M. Lyerly	57,500	—	—	—	17,514		522		75,536
W. Scope Montgomery, Jr.	62,000	—	—	—	94,245	(4)	246,202	(5)	402,447
Lenin J. Peters, M.D.	88,000	—	—	—	484,656		522		573,178
John S. Ramsey, Jr.	59,000	—	—	—	—		522		59,522
Thomas R. Sloan	114,000	—	—	—	452,970		522		567,492
Thomas R. Smith, CPA	90,000	—	—	—	239,663		522		330,185
Robert A. Team, Jr.	88,000	—	—	—	392,420		522		480,942
G. Kennedy Thompson(6)	35,000	—	—	—	—		—		35,000
D. Vann Williford	82,000	—	—	—	204,727		522		287,249
Richard F. Wood(7)	73,000	—	—	—	108,470		522		181,992

(1)	Included in “All Other Compensation” are our common stock dividends paid on unvested shares of common stock in the amount of $522 per director.
(2)	Mr. Bolt was paid $260,000 relating to his two-year non-compete agreement entered into in conjunction with an employment agreement on November 30, 2012. See “Certain Relationships and Related Transactions” on page 42 of this proxy statement.
(3)	Mr. Boxley was appointed to serve as a member of the Board effective July 1, 2015 in connection with our acquisition of Valley Financial Corporation.
(4)	Represents the aggregate value of the increase in actuarial present value of Mr. Montgomery’s SERP, which is attributable to his prior service as an employee to the Company.
(5)	Mr. Montgomery was paid $86,458 relating to his two-year consulting agreement entered into on April 10, 2013 and $159,222 from his SERP, which is attributable to his prior service as an employee of the Company.
(6)	Mr. Thompson’s director’s fees are paid to Aquiline Capital Partners LLC pursuant to the Investment Agreement.
(7)	Mr. Wood does not receive any compensation for serving as the Company’s Secretary.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Set forth on the following pages is certain information, as of April 4, 2016, regarding those shares of our voting common stock owned beneficially by each of the persons who currently serves as a member of the Board, is a nominee for election to the Board at the Annual Meeting, or is a named executive officer of the Company. Also shown is the number of shares of our voting common stock beneficially owned by the directors and executive officers of the Company as a group. The Company does not know of any other shareholder that beneficially owns five percent or more of our voting common stock. Unless otherwise indicated, the address of all listed shareholders is c/o BNC Bancorp, 3980 Premier Drive, Suite 210, High Point, North Carolina 27265.

Name and Address	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
James T. Bolt, Jr.	63,903	*
Abney S. Boxley III(4)	77,023	*
Richard D. Callicutt II(5)	157,062	*
Joseph M. Coltrane, Jr.(3)	58,963	*
Ronald J. Gorczynski(6)	23,755	*
Charles T. Hagan III(3)(7)	55,795	*
Elaine M. Lyerly(3)(8)	44,317	*
W. Swope Montgomery, Jr.(3)	99,352	*
Lenin J. Peters, M.D.(3)(9)	557,379	1.54%
John S. Ramsey, Jr.(3)(10)	23,301	*
Thomas R. Sloan(3)(11)	289,116	*
Thomas R. Smith, CPA(3)(12)	84,640	*
David B. Spencer(13)	564,995	1.56%
Robert A. Team, Jr.(3)	42,478	*
G. Kennedy Thompson(14)	130	*
D. Vann Williford(3)	76,875	*
Richard F. Wood(3)	11,996	*
All directors and executive officers as a group (17 persons)	2,231,080	6.16%

*	Less than 1%
(1)	As reported to the Company by the named individuals. Voting and investment power is not shared unless otherwise indicated.
(2)	Based upon a total of 35,983,010 shares of the voting common stock outstanding at April 4, 2016, plus the number of shares of voting common stock each individual has the right to purchase based on underlying options that have vested or are exercisable within 60 days under the 2004 Plan, plus the number of shares of unvested restricted stock awarded to each director who has voting rights over such shares, plus shares of restricted stock that will vest within 60 days.
(3)	Each of the following directors have 1,320 shares (14,520 shares as a group) of restricted stock awarded under the Omnibus Incentive Plan, which have not vested but have full voting priveleges: Mr. Coltrane, Mr. Hagan, Ms. Lyerly, Mr. Montgomery, Dr. Peters, Mr. Ramsey, Mr. Sloan, Mr. Smith, Mr. Team, Mr. Williford and Mr. Wood.
(4)	Includes (a) 25,000 shares owned by Boxley Family LLC, of which Mr. Boxley is a member; (b) 738 shares owned by Mr. Boxley’s wife; and (c) 10,048 shares owned by Mr. Boxley’s children.
(5)	Includes 3,342 shares owned by Mr. Callicutt’s wife. Also includes 40,000 shares of restricted stock that will vest within 60 days.
(6)	Includes 7,000 stock options that have vested or are exercisable within 60 days.
(7)	Includes (a) 3,080 shares owned by Hagan Family Fund of which Mr. Hagan is a member; (b) includes 2,505 shares owned by 1884 LLC of which Mr. Hagan is a member; and (c) includes 9,737 shares owned by Hagan Group, Inc. of which Mr. Hagan is a member.

(8)	Includes 2,426 shares owned by Ms. Lyerly’s son.
(9)	Includes 175,891 shares that Dr. Peters does not own but over which he has sole voting and investment authority.
(10)	Includes 9,301 stock options that have vested and are exercisable within 60 days.
(11)	Includes (a) 78,571 shares owned by Sloan Capital Company, LLC of which Mr. Sloan is a member; (b) 6,000 shares owned by Mr. Sloan’s wife; and (c) 11,000 shares owned by a trust for the benefit of Mr. Sloan’s daughter.
(12)	Includes 5,000 shares owned by J&A Investments, a company in which Mr. Smith and his wife own 50% of the equity.
(13)	Includes 377,885 shares held by the Company’s rabbi trust over which Mr. Spencer, as trustee, has voting power. Also includes 32,000 shares of restricted stock that will vest within 60 days.
(14)	Mr. Thompson is a Principal of Aquiline Capital Partners LLC, and is Aquiline’s representative on the Company’s Board.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company is a “listed issuer” under the rules and regulations of the Exchange Act whose common stock is listed on the NASDAQ Capital Market. We use the definition of independence contained in NASDAQ listing standards to determine the independence of our directors and that the Board and each standing committee of the Board is in compliance with applicable NASDAQ listing standards for independence.

Certain directors and executive officers of the Bank and their immediate families and associates were customers of and had transactions with the Bank in the ordinary course of business during 2015. All outstanding loans, extensions of credit or overdrafts, endorsements and guarantees outstanding at any time during 2015 to the Bank’s executive officers and directors and their family members were made in the ordinary course of its business. These loans are currently made on substantially the same terms, including interest rates and collateral, as those then prevailing for comparable transactions with persons not related to the lender, and did not involve more than the normal risk of collectability or present any other unfavorable features.

The Board routinely, and no less than annually, reviews all transactions, direct and indirect, between the Company or the Bank and any employee or director, or any of such person’s immediate family. Transactions are reviewed as to comparable market values for similar transactions. All material facts of the transactions and the director’s interest are discussed by all disinterested directors and a decision made about whether the transaction is fair to the Company and the Bank. A majority vote of all disinterested directors is required to approve the transaction. The Board also evaluates the influence that family relationships may have on the independence of directors who are related by blood or marriage. There are no such relationships on the Board or the Board of Directors of the Bank.

The Company has a long-standing relationship with a recruiting service that provides professional level searches for the Company. During 2015, Richard D. Callicutt II, a director of the Company and the President and Chief Executive Officer of the Company and the Bank, married the owner. During 2015, the Company paid $310,880 in fees to the recruiting service. The Company’s Compensation Committee and the Nominating and Corporate Governance Committee, respectively, reviewed the quality and retention rate of candidates hired, the amount charged by other employee recruiters, the savings realized using this recruiting service, and the annual compensation paid over the last several years. Both the Compensation Committee and the Nominating and Corporate Governance Committee unanimously approved the continuation of the Company’s relationship with the recruiting service.

On April 10, 2013, the Company entered into a two-year consulting agreement with W. Swope Montgomery, Jr., upon Mr. Montgomery’s retirement as the Chief Executive Officer of the Company. The agreement provided that the Company pay Mr. Montgomery an annual consulting fee of $200,000 for certain consulting services that commenced upon his retirement on June 11, 2013. In addition, the agreement provided for Mr. Montgomery to receive the title to the vehicle he used while Chief Executive Officer, a car expense of $500 per month, a $125 per month cell phone allowance, payment of country club dues and payment for a Medicare Supplement. The consulting agreement expired on June 11, 2015.

During 2013, the Company entered into a leasing arrangement for its administrative offices with a company in which Robert A. Team, Jr., a director of the Company and the Bank, has a minority ownership interest. During 2015, the Company paid $1,003,662 in aggregate rent expense related to this leasing agreement. Before entering into this leasing agreement, the Board hired a third-party consulting firm to evaluate the competitiveness of the lease terms and based on the consulting firm’s analysis and the Board’s own due consideration, the leasing agreement was considered economically fair and in the best interest of the Company considering the Company’s growth over the past several years.

On November 30, 2012, the Company entered into a two-year employment agreement with James T. Bolt, Jr., a director of the Company and the Bank, upon the Company’s acquisition of First Trust Bank. In conjunction with the employment agreement, Mr. Bolt entered into a non-compete agreement, which commenced upon expiration of the employment agreement on December 31, 2014. The non-compete agreement provides for annual payments of $260,000.

OTHER BUSINESS

Management knows of no other matters to be presented for consideration at the Annual Meeting or any adjournments thereof. If any other matters shall properly come before the Annual Meeting, it is intended that the proxy holders named in the form of proxy will vote the shares represented thereby in accordance with their judgment, pursuant to the discretionary authority granted therein.

PROPOSALS FOR 2017 ANNUAL MEETING

It is presently anticipated that our 2017 Annual Meeting of Shareholders will be held in May 2017. In order for shareholder proposals to be included in our proxy materials for that meeting, such proposals must be received by our Secretary at our administrative office no later than December 7, 2016 and meet all other applicable requirements for inclusion in the proxy statement.

In the alternative, a shareholder may commence his or her own proxy solicitation and present a proposal, including a director nomination, from the floor at our 2017 Annual Meeting of Shareholders. In order to do so, the shareholder must notify our Secretary in writing, at our administrative office no earlier than January 19, 2017 and no later than February 18, 2017, of his or her proposal. If our Secretary is not so notified of the shareholder’s proposal, the Board may vote on the proposal pursuant to the discretionary authority granted by the proxies solicited by the Board for our 2017 Annual Meeting of Shareholders.

MISCELLANEOUS

Our Annual Report on Form 10-K for the year ended December 31, 2015, which includes audited consolidated financial statements audited and reported upon by our independent registered public accounting firm, is being made available with this proxy statement and is also filed with the SEC; however, it is not intended that the Annual Report on Form 10-K be deemed a part of this proxy statement or a solicitation of proxies.

By Order of the Board of Directors,

Richard D. Callicutt II
President and Chief Executive Officer

High Point, North Carolina
April 6, 2016

BNC BANCORP

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Standard Time, on May 18, 2016.

Vote by Internet

- Go to **www.envisionreports.com/bncn**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR Proposals 2 and 3 and FOR ALL the nominees listed in Proposal 1.

1. Election of directors for three-year terms expiring in 2019.

01 - Lenin J. Peters 02 - John S. Ramsey, Jr. 03 - Thomas R. Smith 04 - D. Vann Williford

Election of directors for one-year terms expiring in 2017.

05 - Thomas R. Sloan 06 - Abney S. Boxley, III

☐ **Mark here to vote FOR all nominees** ☐ **Mark here to WITHHOLD vote from all nominees** ☐ **For All EXCEPT** - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

____

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

1 U P X

029MFB

2016 Annual Meeting of
The BNC Bancorp Shareholders
Thursday, May 19, 2016, 4:00 P.M. Local Time
String & Splinter
305 W. High Avenue, High Point, North Carolina 27260

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

BNC BANCORP

Proxy — BNC Bancorp

Notice of 2016 Annual Meeting of Shareholders

Proxy Solicited by BNC Bancorp's Board of Directors for Annual Meeting of Shareholders – May 19, 2016

Thomas R. Sloan, Richard D. Callicutt II and Thomas R. Smith, or any of them, (the "Proxies") each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of BNC Bancorp to be held on May 19, 2016 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote "FOR" the election of each of the six persons to serve as members of the board of directors, "FOR" the non-binding advisory resolution to approve BNC's executive compensation, and "FOR" the ratification of the appointment of Cherry Bekaert LLP as BNC's independent registered public accounting firm for the fiscal year ending December 31, 2016.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)